 Filed with the Securities and Exchange Commission on June 29, 2006

Registration No. 333-120082

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JMG Exploration, Inc.

(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1311 (Primary standard industrial classification code number)	20-1373949 (IRS employer identification no.)

Suite 2600, 500 - 4th Avenue S.W.
Calgary, Alberta, Canada T2P 2V6

(403) 537-3250
(403) 294-1197 (fax)

 (Address and telephone number of principal executive offices)

Gary A. Agron

Law Office of Gary A. Agron

5445 DTC Parkway, Suite 520

Englewood, Colorado 80111

(303) 770-7254

(303) 770-7257 (fax)

(Name, address and telephone number of agent for service)

With copies to:

Kimberley R. Anderson U.S. Bank Centre 1420 Fifth Avenue Suite 3400 Seattle, WA 98101-4010 (206) 903-8803 (206) 903-8820 (fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

Explanatory Note

We filed the Registration Statement on Form SB-2 (the “Registration Statement”) on July 26, 2005 in connection with (2) our underwritten public offering of 2,185,000 units and (2) the resale of certain securities of the Company by our preferred shareholders and the registration of common shares issuable upon exercise of warrants held by our preferred shareholders.  Preferred stockholders were able to elect to convert each share of their preferred stock into one unit consisting of one share of common stock and one warrant to acquire one share of common stock at $4.25 per share.  Therefore, the Registration Statement registered 2,185,000 shares of Common Stock, 2,185,000 warrants to acquire Common Stock at $5.00 per share and 2,185,000 shares of Common Stock underlying such warrants in connection with the unit offering.  The Registration Statement also registered 1,950,000 shares of Common Stock underlying preferred stock, 1,950,000 shares of Common Stock underlying $4.25 warrant and 487,500 shares of Common Stock issuable upon exercise of warrants held by our preferred stockholders at $6.00 per share.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed to include audited financial statements for our fiscal year ended December 31, 2005 and to update certain information contained in the prospectus. 3,919,668 shares of Common Stock underlying the warrants will be issued by the Company upon exercise of the warrants pursuant to this Post-Effective Amendment No. 1.

iii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated June 29, 2006

JMG Exploration, Inc.

3,919,668 Shares

Common Stock

This is an offering of 3,919,668 shares of common stock of JMG Exploration, Inc. issuable upon exercise of outstanding warrants.

Our common stock is traded on the Pacific Exchange under the symbol “JMG.”  On June 29, 2006, the last reported sale price of our common stock on the Pacific Exchange was $10.60 per share.

We will not receive any proceeds from in connection with this offering, but we will receive funds from the exercise of warrants by the holders thereof, if exercised.

Investing in our common stock and warrants involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2006.

TABLE OF CONTENTS

Page

Prospectus Summary

Risk Factors

Special Note Regarding Forward-Looking Statements

Use of Proceeds

Selected Historical Financial Data

Management’s Discussion and Analysis or Plan of Operation

Business

Directors, Executive Officers, Promoters and Control Persons

Security Ownership of Certain Beneficial Owners and Management

Certain Relationships and Related Transactions

Description of Securities

Legal Matters

Experts

Where You Can Find More Information

You may rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Until July 24, 2006 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities may be required to deliver a prospectus.

Prospectus Summary

This summary highlights key aspects of the information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included elsewhere in this prospectus.

JMG Exploration, Inc.

General

JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004. We explore for oil and natural gas in the United States and Canada.

     In 2005, we made direct property acquisitions and will be developing the oil and natural gas properties of others under arrangements in which we will finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as farm-ins to us, or farm-outs by the property owners to us.

     Upon the closing of the initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500. The warrants associated with the initial public offering are exercisable at $5.00, until one year from the statement of registration. The Company completed its initial public offering and commenced trading on the Archipelago Exchange under the symbols JMG (common stock) and JMG+ (stock warrants).

     Other than our executive officers, we have no operating personnel and have entered into a technical services agreement with JED Oil Inc. (“JED”) to provide us office space, equipment and all required personnel, including drilling, field operations and related administrative services on an as needed basis. These services are billed to JMG on a quarterly basis at standard industry rates for similar services. JED is considered an affiliate of ours because of its ownership interest in JMG and because two of our directors are directors of JED.

JMG has the following active projects:

•

A large farm-in agreement and direct purchase of acreage for several Williston Basin prospects in Divide and Burke Counties, northern North Dakota. To date JMG has participated in 4 Upper Devonian Bakken sandstone horizontal oil wells (results being reviewed) and 4 Mississippian Midale carbonate oil wells. For 2006 the Midale is targeted for up to 16 horizontal oil wells with other deeper potential zones being evaluated. These prospect areas are referred to as Candak (approx. 35,000 gross acres), Myrtle (approx. 5,000 gross acres), Bluffton (approx. 5,000 gross acres), and Crosby (approx. 60,000 gross acres).

•

A farm-in agreement on the Cheyenne River Project (Powder River Basin) in Niobrara County (eastern Wyoming) with 2 existing oil wells and approximately 30,000 gross acres. The Timber Draw well was drilled in early 2001 and the Hooligan Draw well was drilled in 2004. Both wells targeted the Lower Cretaceous Newcastle sands. The well performance and the exploration potential of the acreage are both being re-evaluated.

•

A joint venture on the Pinedale anticline in the Jonah field (Green River Basin) of western Wyoming targeting gas in the Upper Cretaceous Lance sandstone. 2 vertical wells are planned for drilling before year-end 2006.

•

A joint area of interest in the Fellows Prospects in Weston County in eastern Wyoming on the eastern edge of the Powder River Basin. Targets are the Lower Cretaceous Dakota channel sands and the Permian/Pennsylvanian Minnelusa sands. Approximately 20,000 acres have been acquired with no wells drilled to date. Also included in the Fellows deal is over 5,000 acres in the Gordon Creek project in Carbon County, Utah with no wells drilled to date.

Our executive offices are located at Suite 2600, 500 - 4th Avenue S.W. Calgary, Alberta, Canada, T2P 2V6 and our telephone number is (403) 537-3250.  We do not have a website.

The offering

Securities outstanding prior to this offering: Common stock	5,099,099 shares
Securities offered: Common stock underlying $5.00 warrants Common stock underlying $4.25 warrants Common stock underlying $6.00 warrants	1,804,981 shares 1,739,500 shares 375,187 shares
Common stock to be outstanding after this offering	9,018,767 shares (1)
Use of proceeds	We will not receive any proceeds from this offering, but we will receive funds from the exercise of warrants by the holders thereof, if exercised.
Risk factors	Please read “Risk Factors” for a discussion of factors you should consider before investing in our common stock or warrants.
Archipelago Exchange symbols: • Common stock • Common stock warrants	“JMG” “JMG+”

(1)

Amount gives effect to the assumed exercise of all warrants.

Summary Financial Information

The following tables present our selected historical financial data derived from our audited and unaudited financial statements. The summary financial information set forth below should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

Statement of Operations Information:

	For the three months ended March 31, 2006	For the period from the date of incorporation on July 16, 2004 to
		December 31, 2004	December 31, 2005
	(unaudited)
Revenues	$633,611	$-	$1,039,955
Royalties	(180,876)	-	(227,404)
Expenses:
General and administrative	268,495	286,060	2,323,267
Production	135,462		325,060
Geophysical and Geological	-		256,484
Interest	23,897		23,897
Stock-based compensation	24,868		103,457
Depletion, depreciation and accretion	207,970	479,702	4,748,249

Net loss for the period	(207,957)	(701,132)	(6,515,141)
Less: cumulative dividends on preferred stock	-	(323,157)	(781,499)
Net loss applicable to common stockholders	$(207,957)	$(1,024,289)	$(7,296,640)
Net loss per share, basic and diluted	$(0.04)	$(4.10)	$(4.88)
Weighted average shares outstanding, basic and diluted	5,036,049	250,000	1,494,620

The following table summarizes our unaudited balance sheet as of March 31, 2006. The column labeled “As adjusted” reflects the exercise of all outstanding warrants into 3,919,668 shares of Common Stock and the receipt of the exercise price thereof.

Balance Sheet Information:

	March 31, 2006
	Actual	As adjusted
	(unaudited)	(unaudited)
Total assets	$19,114,716	$37,783,618
Total liabilities	$3,996,496	$3,996,496
Working capital	$(810,594)	$17,856,110
Common stock	$5,087	$9,018
Total stockholders’ equity	$15,118,220	$33,787,122

Risk Factors

     An investment in the units involves significant risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our securities. If any of the risks described below develop into actual events, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our securities, causing you to lose all or part of your investment.

As with many development stage enterprises, JMG has not realized a profit from operations since its incorporation on July 16, 2004. The recovery of the Company’s assets and its ability to continue operations is dependent on successful production of economic quantities of hydrocarbons, obtaining additional financing to fund its exploration activity or the successful completion of the merger with JED.  (Discussed in the Outlook and Proposed Transactions section of the Management’s Discussion and Analysis or Plan of Operation, dated March 31, 2006.)

Risks related to our company and the oil and natural gas industry

Other than our executive officers, we have no operating personnel and are dependent upon JED for drilling, field operations and related administrative services. The loss of JED’s services could substantially increase our costs.

     We have entered into a Joint Services Agreement with JED which provides us with all additional personnel required, office space and equipment. If JED terminates the agreement for any reason, we will be required to find another company willing to provide us with these services or hire personnel, find office space and purchase or lease equipment ourselves. Retaining another company to provide these services or doing so ourselves could substantially increase our costs. See “Business” — “Strategy” — “Relationships with JED and Enterra” – “Services Agreements”.

We depend on our executive officers for critical management decisions and industry contacts. We have no key person insurance with these individuals and therefore the loss of their services would be costly to us.

     We are dependent upon the continued services of our chairman of the board, chief executive officer and chief financial officer. We do not carry key person insurance on their lives. The loss of the services of either of our executive officers, through incapacity or otherwise, would be costly to us and would require us to seek and retain other qualified personnel. See “Business” — “Employees”.

Potential conflicts of interest in our relationship with JED and Enterra may cause us to receive proceeds from the sale of our exploration prospects that are less favorable than we might have obtained from third parties.

     Several of the senior officers and directors of JED, Enterra and JMG have equity ownership in all three companies and hold the following executive positions and/or board memberships:

•	H. S. (Scobey) Hartley is our Chief Executive Officer, President, and is a director of Enterra. He has announced that he will not stand for re-election at Enterra’s 2006 annual general meeting.

•	Thomas J. Jacobsen is a director of JMG, and is Chief Executive Officer and a director of JED.

•	Reg J. Greenslade is Chairman of the JMG board, and is Chairman of the JED board.

     We also have a business principles agreement with JED and Enterra, which gives each of them certain rights to develop our exploration prospects. As a result of these relationships and the business principles agreement, we may receive proceeds from the sale of our exploration prospects that are less than we might have obtained from unaffiliated third parties. See “Business” — “Strategy” — Relationships with JED and Enterra” — “Agreement of Business Principles”.

We have a limited operating history, which makes it difficult to predict our future performance.

     We were formed in July 2004. Our limited operating history makes predicting our future performance difficult and does not provide investors with a meaningful basis for evaluating an investment in our common stock.

A substantial or extended decline in oil and natural gas prices could reduce our future revenue and earnings.

     The price we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth. Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile and currently oil and natural gas prices are significantly above historic levels. These markets will likely continue to be volatile in the future and current record prices for oil and natural gas are expected by many to decline in the future. The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control. These factors include the following:

•	changes in global supply and demand for oil and natural gas;

•	actions by the Organization of Petroleum Exporting Countries, or OPEC;

•	priced and quantities of imports of foreign oil and natural gas in Canada and the U.S.;
•	political conditions, including embargoes, which affect other oil-producing activities;

•	levels of global oil and natural gas exploration and production activity;

•	levels of global oil and natural gas inventories;

•	weather conditions affecting energy consumption;

•	technological advances affecting energy consumption; and

•	prices and availability of alternative fuels.

     Lower oil and natural gas prices may not only decrease our future revenues but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may reduce our earnings, cash flow and working capital.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could substantially increase our costs and reduce our profitability.

     Oil and natural gas exploration is subject to numerous risks beyond our control; including the risk that drilling will not result in any commercially viable oil or natural gas reserves. Our decisions to develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Failure to successfully discover oil or natural gas resources will increase our costs, decrease our revenue and decrease our profitability.

     Reserve estimates depend on many assumptions that may turn out to be inaccurate. Our cost of drilling, completing and operating wells will be uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment failures or accidents;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	land title problems; and

•	limitations in the market for oil and natural gas.

Our insurance coverage does not cover all risks and we may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

     We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

     Any of these risks could adversely affect our ability to operate or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event that is not fully covered by insurance occurs, it could adversely affect us.

     We currently have the following insurance coverage in place:

General liability	$1,000,000
Pollution liability	$1,000,000
Umbrella legal liability	$14,000,000
Operators extra expense	$20,000,000

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

     Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production will depend in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut-in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market. We presently have no contracts with operators of gathering systems, pipelines or processing facilities with respect to our exploration prospects.

We are subject to complex laws that can affect the cost, manner and feasibility of doing business thereby increasing our costs and reducing our profitability.

     Development, production and sale of oil and natural gas are subject to extensive federal, state, provincial, local and international laws and regulations. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	spacing of wells;

•	unitization and pooling of properties; and

•	taxation.

     Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations. See “Business” — “Government Regulation”.

We may incur substantial liabilities to comply with environmental laws and regulations.

     Oil and natural gas operations are subject to stringent federal, state, provincial, local and international laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	require acquisition of a permit before drilling commences;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.

     Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release of such materials or if our operations were standard in the industry at the time they were performed. See “Business” — “Government Regulation”.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our plans on a timely basis and within our budget.

     Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition or results of operations.

Competition in the oil and natural gas industry is intense, which may increase our costs and otherwise adversely affect our ability to compete.

     We operate in a highly competitive environment for prospects suitable for exploration, marketing of oil and natural gas and securing the services of trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for prospective oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. In order for us to compete with these companies, we may have to increase the amounts we pay for prospects, thereby reducing our profitability. See “Business” — “Competition”.

We may not be able to compete successfully in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

     Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. Our inability to compete successfully in these areas could have a material adverse effect on our business, financial condition or results of operations. See “Business — Competition.”

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We will not receive any proceeds in connection with this offering, but we will receive funds from the exercise of warrants by the holders thereof, if exercised.

Market For Our Common Equity

    Our common stock is quoted on the Archipelago Exchange under the symbol “JMG” since our initial public offering on August 5, 2005. Prior to our initial public offering, there was no public market for our common stock. The following table shows the high and low closing sale prices for our common stock as reported on the Archipelago Exchange for the periods indicated:

Period	High	Low
August 5 – 31, 2005	18.75	12.01
September, 2005	18.00	13.25
October, 2005	15.60	10.00
November, 2005	12.50	8.50
December, 2005	9.25	6.00
January, 2006	11.75	6.75
February, 2006	11.30	7.50
March, 2006	10.75	7.50
April, 2006	12.50	9.70

     As of June 29, 2006, there were approximately [31] holders of record of the Common Stock and 5,086,832 shares of the Common Stock outstanding. The number of holders of record is calculated excluding individual participants in securities positions listings. The closing price of our shares on June 29, 2006, was $10.60.

Selected Historical Financial Data

   The following selected financial data are qualified in their entirety by reference to, and you should read them in conjunction with, our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this annual report. The statement of operations data presented below for the periods ending December 31, 2005 and the period from incorporation July 16, 2004 to December 31, 2004, and the selected balance sheet data at December 31, 2004 and 2005, are derived from JMG’s consolidated financial statements that have been audited by Ernst & Young LLP, independent registered public accounting firm.

	Twelve month	Period from the date of
	period ended	incorporation on July 16,
	December 31	2004 to December 31
	$	$	$
	2005	2004	2003
Statement of Operations Data:
Revenues	854,864	—	n/a
Operating expenses:
Less royalties	(227,404)	—	n/a

Production	189,598	—	n/a
General and administrative	1,768,712	286,060	n/a
Stock-based compensation	78,589
Geophysical and Geological	256,484
Depreciation and amortization	4,265,162	479,702	n/a

Accretion	3,385

Total operating expenses	6,561,930	765,762	n/a
Interest expense	—	—	n/a
Interest income	120,461	64,630	n/a
Gain on warrant liability	—	—	n/a
Net income (loss)	(5,814,009)	(701,132)	n/a
Less cumulative preferred dividends	(458,342)	(323,157)
Net loss applicable to common shareholders	(6,272,351)	(1,024,289)
Earnings (loss) per share:
Basic	(2.97)	(4.10)	n/a
Diluted	(2.97)	(4.10)	n/a
Weighted average shares outstanding:
Basic	2,111,351	250,000	n/a
Diluted Diluted	2,111,351	250,000	n/a

	December 31	December 31
	$	$	$
	2005	2004	2003
Total assets	17,773,179	8,429,049	n/a
Current Liabilities	2,793,111	656,238	n/a
Long-term obligations, less current portion	78,642	—	n/a
Total shareholders’ equity	14,901,426	7,772,811	n/a

Management’s Discussion and Analysis or Plan of Operation

   You should read the following discussion of the financial condition and plan of operation in conjunction with our historical financial statements included elsewhere in this prospectus. Among other things these historical statements include more detailed information regarding the basis of presentation for the following information. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

   The following Management’s Discussion and Analysis (“MD&A”) of financial results as provided by the management of JMG Exploration, Inc. (“JMG”) should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2005. This commentary is based upon information available to March 31, 2006.

FORWARD-LOOKING STATEMENTS

     Statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described can be profitably produced in the future. Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward-looking statements contained in this MD&A are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements contained in this MD&A are expressly qualified by this cautionary statement.

     Finally, in the presentation of the MD&A, JMG uses two terms that are universally applied in analyzing corporate performance within the oil and gas industry for which regulators require that we provide disclaimers.

     Barrel of Oil Equivalent (BOE) — The oil and gas industry commonly expresses production volumes and reserves on a “barrel of oil equivalent” basis (“BOE”) whereby natural gas volumes are converted at the ratio of six thousand cubic feet to one barrel of oil. The intention is to sum oil and natural gas measurement units into one basis for improved analysis of results and comparisons with other industry participants. Throughout this MD&A, JMG has used the 6:1 BOE measure which is the approximate energy equivalency of the two commodities at the burner tip. BOE does not represent a value equivalency at the plant gate, which is where JMG sells its production volumes, and therefore may be a misleading measure if used in isolation.

     Funds Flow from Operations (funds flow) — This measure is considered critical within the oil and gas industry both in terms of measuring success in our historical operations and being an indicator of funding sources for on-going efforts to replace production volumes and increase reserve volumes. United States GAAP requires that “funds flow from operating activities” be the measurement focus. Funds flow is derived from “cash flow” as defined by JMG adjusted for non-cash working capital. JMG believes “funds flow” and “funds flow per share” to be more meaningful measures of our performance and therefore have used these terms throughout this MD&A. Accordingly, we are required to advise the reader that: (a) these are non-GAAP measure for purposes the United States accounting standards and (b) our determinations may not be comparable to those reported by other companies. (See “Funds flow from operations” section of this management discussion and analysis.)

Overview

     JMG was incorporated under the laws of the State of Nevada on July 16, 2004. We explore for oil and natural gas in the United States and Canada.

     In 2005, we made direct property acquisitions and will be developing the oil and natural gas properties of others under arrangements in which we will finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as farm-ins to us, or farm-outs by the property owners to us.

     Upon the closing of the initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500. The warrants associated with the initial public offering are exercisable at $5.00, until one year from the statement of registration. The Company completed its initial public offering and commenced trading on the Archipelago Exchange under the symbols JMG (common stock) and JMG+ (stock warrants).

     Other than our executive officers, we have no operating personnel and have entered into a technical services agreement with JED Oil Inc. (“JED”) to provide us office space, equipment and all required personnel, including drilling, field operations and related administrative services on an as needed basis. These services are billed to JMG on a quarterly basis at standard industry rates for similar services. JED is considered an affiliate of ours because of its ownership interest in JMG and because two of our directors are directors of JED. (See “Related Party Transactions” of this management discussion and analysis”)

     We entered into the 2nd Amended and Restated Agreement of Business Principles with JED and Enterra Energy Trust, effective August 1, 2004. Under the agreement, JED and Enterra shall offer farm-outs to us of exploratory drilling prospects, and we shall offer farm-outs to JED of developed drilling prospects from Enterra and us. The agreement contemplates that we will pursue exploratory drilling, JED will pursue development drilling, and Enterra will pursue developed and producing assets. Under the agreement, if we accept a farm-in, we will pay all of the exploration drilling costs and will earn 70%, or a mutually agreeable percentage, of the interest in the producing zones of the wells we drill. This arrangement provides us with exploration projects developed by JED and Enterra and not just those we identify independently. Under our farm-outs to JED, JED will pay all of the drilling costs and will earn 70%, or a mutually agreeable percentage, of our interest in the producing zones of the wells drilled under the farm-out. This arrangement provides us with the potential for a carried working interest in new wells for which we will have no costs.

     This agreement also provides that Enterra has the right of first refusal to purchase our interests when we determine that we wish to sell. The agreement provides that the price for our interest is to be the same consideration as offered under a bona fide third party offer, or if there is no such offer, as determined by an independent engineering report prepared by a mutually agreeable independent engineering firm. We believe these arrangements will permit us to concentrate on our business plan of exploratory drilling, possibly provide a buyer for our interests as they are developed and permit further development drilling in which we may be able to retain a reduced interest at no additional cost to us.

     To date, JMG has assembled substantial land positions in North Dakota and Wyoming and participated in the drilling of seven gross (4.1 net) wells with 100% success rate proving up significant future development.  Six of the nine wells drilled to date were on production in late 2005 with the other three wells have come on production this quarter.  Our average production for the first quarter of 2006 was 115 boe/d.

     JMG currently has over 115,000 gross (over 80,000 net) acres of land in northern North Dakota. In addition, JMG owns a 77.5% working interest in a section of land in the Pinedale area of Wyoming. These lands offset the prolific Jona/Pinedale producing fields. As previously announced, JMG was involved in a significant oil discovery in the Midale formation in the northern part of North Dakota. Three wells have been drilled into this formation to date and 16 development locations have been identified as a result of this initial drilling.

     We are pursing a merger with JED, which was announced in January 2006. (See “Outlook and Proposed Transaction” section of this management discussion and analysis)

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Financial operations overview

	Q1 2006	Q1 2005	Change

Petroleum and natural gas revenue	634	-	634
Net loss	(208)	(217)	9
Per share basic and diluted	(0.04)	(1.64)	1.60
Exit production rate (boe/d)	132	-	132
Funds flow from operations (1)	(25)	(183)	158
Per share – basic and diluted	(0.01)	(0.73)	0.72
Weighted average number of shares outstanding - basic	5,036	250	4,786

(1)

Funds flow, from operations and loss from operations are non-GAAP measures.  Funds flow, from operations and loss from operations are reconciled to GAAP loss in funds flow from operation section of this management discussion and analysis.

Quarterly Information

Quarterly information (In US$ thousands, except per share data)
	Q1 2006	Q4 2005	Q3 2005	Q2 2005	Q1 2005	Q4 2004	Q3 2004	Q2 2004
Revenue	634	398	449	8	0	-	-	-

Loss from operations	(208)	(4,435)	(695)	(467)	(217)	(627)	(74)	-
Per share, basic and diluted	(0.04)	(0.91)	(0.26)	(2.65)	(1.64)	(3.29)	(0.80)	-

Net loss	(208)	(4,435)	(695)	(467)	(217)	(627)	(74)	-
Per share, basic and diluted	(0.04)	(0.91)	(0.26)	(2.65)	(1.64)	(3.29)	(0.80)	-

2 Year Summary

Summarized financial and operational data (In US$ thousands except for volumes and per share amounts)
	Period ended March 31,
	2006	2005
Revenue	634	-

Funds flow from operations(1)	(25)	(183)

Loss from operations(1)	(208)	(217)
Loss from operations per share – basic and diluted (1)	(0.04)	(1.64)

Net loss	(208)	(217)
Net loss per share – basic and diluted	(0.04)	(1.64)

Weighted average number of shares – basic and diluted	5,036	250

Total assets	19,115	8,683
Total long-term debt	Nil	Nil

(1) Funds flow, from operations and loss from operations are non-GAAP measures.  Funds flow, from operations and loss from operations are reconciled to GAAP loss in funds flow from operation section of this management discussion and analysis.

Results of operations

Revenue.       Our revenue is dependent upon success in finding and developing oil and natural gas reserves. Our ownership interest in the production from these properties is measured in Boe per day, a term that encompasses both oil and natural gas production. Revenues were $633,611 for the three month period ended March 31, 2006, there was no revenue for the same period in 2005.  This revenue related to production sales from two Bakken exploratory wells, two Midale exploratory wells and two non-operated Midale wells in North Dakota together with revenue from two non-operated wells in Wyoming.    Total revenue from incorporation July 16, 2004 to March 31, 2006 was $1,488,475.

  Three-month period ended March 31, 2006 compared to three month period ended March 31, 2005 and period from incorporation July 16, 2004 to March 31, 2006.

For the	Three month period ended March 31,		Percentage Increase	Period from the date of incorporation on July 16, 2004 to March 31,
	2006	2005		2006
Production (Boe)	12,060	-	100%	27,509

Average Price	$52.53	-		$54.11

Revenues	$633,611	-	100%	1,488,475

Critical to our revenue stream from any production activities is the market price for crude oil and natural gas.  Commodity benchmark prices for crude oil and natural gas were as follows:

	2006	2005
	March 31,	December 31,
West Texas Intermediate grade crude oil, per barrel	$62.69	$59.78

Our realized price for any oil and natural gas production will be dependent upon the actual quality of the commodity which could result in a premium or discount to the above indices. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. If oil and natural gas prices decrease this movement could affect the overall valuation of our petroleum and natural gas reserves and we may be required to take a write-down of the carrying value.

We may use derivative financial instruments when we deem them appropriate to hedge exposure to changes in the price of crude oil and natural gas, fluctuations in interest rates and foreign currency exchange rates.  JMG currently does not have any financial derivative contracts or fixed price contracts in place.

Royalty expense.    Royalty expense is based on the percentage royalties calculated by applying the applicable royalty rate or formula.  The royalties for the three-month period ended March 31, 2006 were $180,876 there were no revenues or related royalties for the same period in 2005. Total royalties from incorporation July 16, 2004 to March 31, 2006 were $408,280.

Three-month period ended March 31, 2006 compared to three month period ended March 31, 2005 and period from incorporation July 16, 2004 to March 31, 2006.

Three month period ended March 31,	2006	% of revenue	2005	% of revenue	Percentage Increase	Period from the date of incorporation on July 16, 2004 to March 31, 2006	% of revenue
Royalty expense	$180,876	28.5%	-	-	100%	$408,280	27.4%

Royalty expense per Boe:	$15.00	-	-	-		$14.84

Interest income.    Interest for the periods ending March 31, 2006 and 2005 respectively are $nil and $73,323. Interest has decreased due to the repayment of the promissory note and interest by an unrelated industry partner on June 28, 2005. Total interest from incorporation July 16, 2004 to March 31, 2006 was $185,091.

Production expense.    Production costs include operating costs associated with field activities. Production expenses for the three month period ended March 31, 2006 were $135,462; there was no production for the same period in 2005.  Initially these costs as a percentage of revenue will be higher than desired due to recently commencing operations, but as production and revenue increase these costs should fall within industry ranges. Total production expenses from incorporation July 16, 2004 to March 31, 2006 were $325,060.

Three-month period ended March 31, 2006 compared to three month period ended March 31, 2005 and period from incorporation July 16, 2004 to March 31, 2006.

Three month period ended March 31,	2006	% of revenue	2005	% of revenue	Percentage Increase	Period from the date of incorporation on July 16, 2004 to March 31, 2006	% of revenue
Production expense	$135,462	21.4%	-	-	100%	$325,060	21.8%

Production expense per Boe:	$11.23	-	-	-		$11.82

General and administrative expense.    General and administrative expense relates to compensation and overhead for executive officers and fees for general operational and administrative services.  We have ontracted out all field personnel and equipment necessary for exploration activities, and for related administrative functions.  During the three month period ended March 31, 2006 the amount for general and administrative expenses were $268,495 compared with $256,342 for the same period in 2005.  Total general and administrative expenses from incorporation July 16, 2004 to March 31, 2006 were $2,323,267.

Three-month period ended March 31, 2006 compared to three month period ended March 31, 2005 and period from incorporation July 16, 2004 to March 31, 2006.

Three month period ended March 31,	2006	2005	Percentage Increase	Period from the date of incorporation on July 16, 2004 to March 31, 2006
General and administrative expense	$268,495	$256,342	5%	$2,323,267

Stock–based Compensation.    The Company has a stock option plan under which employees, directors and consultants are eligible to receive grants.  The Corporation accounts for the stock option granted to consultants using the fair value recognition provisions of SFAS No. 123.  Stock compensation expense for the three month period ended March 31, 2006 was as $24,868.  There was no stock based compensation for the three-month period ended March 31, 2005.  The Company has adopted Statement 123(R) using the modified-prospective method, therefore for the three month period ended March 31, 2006 the stock based compensation was a result of expensing the stock options for employees as well as consultants on a straight line basis using the Black-Scholes option pricing model.   The total stock-base compensation expense from incorporation July 16, 2004 to March 31, 2006 was $103,457.

Geophysical and geological expense.    There were no geophysical and geological expenses for the three month period ended March 31, 2006 or March 31, 2005. Under the successful-efforts method, costs such as9 geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred. The costs in 2005 related to the expensing of acquisition costs of seismic data as well as the expensing of land deposits, which had expired. Total geophysical and geological expenses from incorporation July 16, 2004 to March 31, 2006 were $256,484.

Depletion, depreciation expense.   Depletion, depreciation and accretion expense were $207,970 for the three months ending March 31, 2006 and $34,316 for the same period in 2005.  This increase was due to the depletion recorded in the current year, (2005 -$nil). Depletion was only recorded in the third and fourth quarters of 2005 due to commencement of production.  In 2005 the company’s impairment that was recorded that related to properties located in Wyoming and North Dakota.  This impairment is a result of unsuccessful work programs and production evaluation work performed during 2005. The impairment equals the excess of the aggregate carrying value of PP&E over the discounted (10%) cash flows, which are expected to result from the Company’s proved plus probable reserves from these fields. The company also recorded impairment in 2005 when it terminated operations in the

Fiddler Creek area and abandoned any further plans for development in the area. Impairment ($470,642) was recorded for 2004 for the work programs and production evaluation work performed on the Cut Bank property that resulted in no commercial quantities of oil.  We have abandoned all planned activities in this prospect. Total depletion and depreciation expenses from incorporation July 16, 2004 to March 31, 2006 were $4,951,163.

Three-month period ended March 31, 2006 compared to three month period ended March 31, 2005 and period from incorporation July 16, 2004 to March 31, 2006.

Three month period ended March 31,	2006	% of revenue	2005	% of revenue	Percentage Increase	Period from the date of incorporation on July 16, 2004 to March 31, 2006	% of revenue
Depletion, depreciation expense	$206,299	32.6%	$34,316	-	501%	$4,951,163	333.0%

Depletion, depreciation expense per Boe:	$17.12	-	-	-		$179.98

Accretion expense.   As at March 31, 2006, the estimated present value of the Company’s asset retirement obligation was $80,313 based on estimated future cash requirements of $216,000, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion of $1,671 was recorded for the three months ending March 31, 20065. There was no accretion expense for the period ending March 31, 2005. Total accretion expense from incorporation July 16, 2004 to March 31, 2006 was $5,056.

Preferred dividend.  In August 2004, we issued 1,950,000 shares of preferred stock, which paid a 10% annual dividend on a quarterly basis.  In August 2005, all holders of our preferred stock converted to common stock following the effectiveness of our registration statement.  Dividends have been paid up to the date of conversion August 3, 2005. Total preferred dividends paid  from incorporation July 16, 2004 to March 31, 2006 were $781,499.

Income taxes.  Due to the loss, the company did not pay or record any income taxes in the period ended March 31, 2006 and March 31, 2005.

Earnings (Loss).   Both the loss from operations and the net loss are presented below.

Three-month period ended March 31, 2006 compared to three month period ended March 31, 2005 and period from incorporation July 16, 2004 to March 31, 2006.

For the three month period ended March 31,	2006	% of revenue	2005	Percentage Decrease	Period from the date of incorporation on July 16, 2004 to March 31, 2006	% of revenue
Loss from operations	($207,957)	(32.8%)	($217,335)	(4.32%)	(6,723,098)	(451.7%)
Income taxes	-	-	-	-	-
Net loss	($207,957)	(32.8%)	($217,335)	(4.32%)	(6,723,098)	(451.7%)

Loss from operations per Boe	($17.24)	-	-	-

Per share information

Loss from operations per Share
Net loss per share	($0.04)		($1.64)		(3.74)
Average number of shares outstanding	5,036,049		250,000		2,006,227

Funds flow from operations.   It is management’s view that funds flow from operations is a useful measure of performance and a good benchmark when comparing results from year to year or quarter to quarter.  Funds flow from operations is a non-GAAP measure, reconciled with GAAP net earnings in the table below.

Three-month period ended March 31, 2006 compared to three month period ended March 31, 2005 and period from incorporation July 16, 2004 to March 31, 2006.

For the three month period ended March 31,	2006	2005	Period from the date of incorporation on July 16, 2004 to March 31, 2006
Net loss	($207,957)	($217,335)	($6,723,098)
Add back
Stock based compensation	$24,868	-	103,457
Geophysical and geological	-	-	256,484
Depletion and deprecation	$206,299	34,316	4,951,163
Accretion	$1,671	-	5,056

Funds flow from Operations	($24,881)	($183,019)	($1,406,938)

Funds flow from operations as a percentage of production revenue	(3.93%)	-	(0.95%)
Funds flow from operations per Boe	($2.06)	-	($51.14)

Per share information
Funds flow from operations per share	($0.01)	($0.73)	($0.70)
Average number of shares outstanding	5,036,049	250,000	2,006,227

Capital Expenditures

Capital expenditures for the three months ended March 31, 2006 were $1,097,006, net of capital accrual and $2,186,386 for the period ended March 31, 2005.  For period from incorporation July 16, 2004 to March 31, 2006, the capital expenditures net of the capital accrual were $18,986,970.

Liquidity and capital resources

Cash flows and capital expenditures

At March 31, 2006, we had $652,136 in cash and cash equivalents. Since our incorporation, we have financed our operating cash flow needs through private and public offerings of equity securities as well as a promissory note for $1,500,000. On February 8, 2006 a promissory note was issued for a total of $1,500,000.  The promissory note was repayable on March 30, 2006, but a letter of extension was issued on March 29, 2006 and the note is now due and payable on May 31, 2006.  This note has now been extended to September 30, 2006.

Upon the closing of our initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500.

We have no plans for any future issues of equity securities other than in conjunction with the exercise of outstanding warrants, and pursuant to our employee equity compensation plan. Any additional exploration activities are dependent upon the exercise of our outstanding warrants, which are summarized in the table below.  In the event funds from the exercise of warrants are unavailable, we will delay our exploration activities until alternative sources of capital are obtained, such as production revenue and farm out agreements on our properties or sale of our properties. The 2,185,000 warrants from the initial public offering are trading on the Archipelago Exchange under the symbol (JMG+).  The warrants issued with the preferred shares 1,950,000 at $4.25 and 487,500 at $6.00 are not trading and were outstanding upon the closing of our initial public offering on August 3, 2005. The exercising of warrants and the production of hydrocarbons will provide operating capital.

Warrant summary as of March 31, 2006.	Number of warrants outstanding	Exercise price	Maximum proceeds
Warrants issued in the preferred stock private placement	375,187	$ 6.00	$2,251,122
Warrants issued upon conversion of preferred stock	1,739,500	4.25	$7,392,875
Warrants issued our initial public offering	1,805,981	5.00	$9,029,905
	3,920,668	$4.25 - $6.00	$ 18,673,902

Cash flow used in operations.  Cash utilized by operating activities was $1,301,706 for the three months ended March 31, 2006 and cash was provided by operating activities for the three months ended March 31, 2005 in the amount of $187,562. The increase in the use of cash was partially attributable to the decrease in accounts payable of $1,844,389, accounts payable to JED of $146,349 this was offset by an increase in prepaid expenses and deposits of $126,938 and by the increase in accounts receivable of $791,089. Depreciation and depletion and accretion expense were $207,970 for the three-month period ending March 31, 2006 and $34,316 for the same period in 2005. The stock-based compensation was $24,868 for the period ending March 31, 2006 and $nil for the period ended March 31, 2005.

Cash utilized by operating activities was $3,010,004 for the period from incorporation on July 16, 2004 to March 31, 2006. The use of cash was principally attributable to the net loss of the period of $6,723,098 decreased by the change in accounts payable of $1,592,223 and prepaid expenses of $161,639.  This is offset by the increase in accounts receivables of $282,488 and due to JED Oil Inc of $140,607.

Cash flow used in investing activities       Cash utilized for the three-month period ended March 31, 2006 was $1,097,006 (2005 - $1,511,386). Cash utilized in investing activities was $19,575,721 for the period from incorporation on July 16, 2004 to March 31, 2006 and was principally attributable to $18,986,970 in property and equipment purchased for our exploration prospects which included the following: the Hooligan Draw prospect of $1,517,679, the Cut Bank prospect of $416,299, the Fiddler Creek prospect of $163,800, the Bakken prospect $3,112,797 the Rindal prospect $3,581,769, the two Candak prospects $5,324,611, and $5,270,602 invested in connection with a farm-in agreement and direct purchase of acreage for several prospects in the Bakken Zone of North Dakota which comprised our Candak prospect, Myrtle Beach prospect and Bluffton prospects.  In November 2004, we loaned Fellows Energy $1,500,000, with interest at a rate of 18% per annum and a fixed and specific charge on all the assets provided as collateral.  The promissory note was due and payable in two installments: the first installment of $750,000 plus accrued interest was received February 2005, and the second, for the remaining balance and all accrued and unpaid interest thereon, was due April 30, 2005.  The first installment has been paid, including accrued interest to date.  In May 2005, we accepted the remaining 50% working interest in the contracted lands we did not already own as payment in full on the final installment of the note due from Fellows Energy, including accrued interest to date.  We granted Fellows an option through June 30, 2005 to reacquire an undivided 50% interest in the exploration and development lands for $391,249.  The option was exercised on June 28, 2005.

Cash flow used in financing activities.  Cash provided by financing activities was $ $1,917,873 for the three-month period ended March 31, 2006 this was attributable to the promissory note of $1,500,000 and warrants that were exercised during the period for $417,873 (2005 - $nil).

Cash provided by financing activities was $23,258,548 for the period from incorporation on July 16, 2004 to March 31, 2006 and was attributable to two private placements completed in 2004 and the initial public offering on August 3, 2005.  We realized $1,000,000 from the sale of common stock to JED.  We realized $7,797,100 from the sale of 1,950,000 units consisting of preferred stock and warrants.  Upon the closing of our initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for net proceeds of $10,301,250. The issuance of a promissory note also provided cash in the amount of $1,500,000. We have warrants outstanding exercisable into shares of our common stock at prices ranging from $4.25 to $6.00 per share, which expire in one to one and a half years from the date of our initial offering.  These sources of financing were offset by $781,499 in preferred dividends paid during the period. All holders of preferred stock converted their preferred stock in common stock following the effectiveness of our registration statement. Dividends have been paid up to the date of conversion.

Changes in critical accounting estimates

Stock-based compensation

Effective January 1, 2006, the company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized effective January 1, 2006 includes: (a) compensation cost for share-based options granted to employees and directors prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated. Prior to January 1, 2006, the company accounted for the stock options granted to employees and directors under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation and for the stock options granted to consultants under the recognition and measurement provisions of FASB Statement No. 123. No stock-based employee and directors compensation cost was recognized in the Statement of Operations and Deficit for the year ended December 31, 2005 nor for the period from the date of incorporation on July 16, 2004 to December 31, 2004, as all options granted to employees and directors under that plan had an exercise price equal to the market value of the company’s common stock on the date of grant.

We determine the fair value of our common stock by evaluating a number of factors, including our financial condition and business prospects, our stage of development and achievement of key technical and business milestones, private and public market conditions, the terms of our private financings and the valuations of similar companies in our industry.

Related Party Transactions

On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”).  Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services.  JED is considered an affiliate of ours because of its ownership interest in us and because two of our directors are directors of JED. This agreement was terminated on January 1, 2006; it was replaced by a joint services agreement, which operates to provide the above services on an as needed basis. There were no transactions under this agreement during the three-month period ended March 31, 2006.

JED paid on behalf of the Company for the three month period ended March 31, 2006 total of $nil (2005 - $342,270) and $582,505 for the period from incorporation, for general and administrative services and capital related expenditures.

JED also paid, in consideration for the assignment of JED’s interests in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the period ended March 31, 2006, in the amount of $1,249,917 (2005 - $85,085) and $2,802,014 for the period from incorporation. This amount for the period ended March 31, 2006 will be paid through the collection of joint venture receivables from unrelated third parties. Amounts payable, relating to the JED farm in, are due and payable on receipt of funds from the unrelated third party.

Outlook and Proposed Transactions

The year ended December 31, 2005 was the start up period for JMG and should be viewed as such.  The focus in 2005 was to assemble a significant land position with initial drilling to commence in the latter part of 2005 carrying into 2006.  The majority of JMG’s drilling has taken place in early 2006 or the latter part of the fourth quarter of 2005.  The Company has begun generating production volumes starting in the third quarter of 2005.

JMG and JED announced in January 2006 that they are pursuing a possible merger in which JMG would merge with a wholly owned subsidiary of JED in the U.S., and JMG's securities would be exchanged for securities of JED on the basis of two-thirds of a JED common share for each JMG common share.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Financial operations overview

Summarized Financial and Operational Data (In US$ thousands, except per share data)
					Period from
					incorporation
				Year ended	July 16, 2004
	Q4	Q4		December 31,	to December
	2005	2004	Change	2005	31, 2004	Change

Petroleum and natural gas revenue	398	—	398	855	—	855
Net loss	(4,435)	(627)	(3,808)	(5,814)	(701)	(5,113)
Per share basic and diluted	(0.91)	(3.29)	2.38	(2.97)	(4.10)	1.13
Exit production rate (BOE/d)	129	—	129	129	—	129
Funds flow from operations (1)	(462)	(147)	(315)	(1,210)	(221)	(989)
Per share – basic and diluted	(0.09)	(0.59)	0.50	(0.57)	(0.88)	0.31
Weighted average number of shares outstanding — basic	4,897	250	4,647	2,111	250	1,861

(1)

Funds flow from operations and earnings from operations are non-GAAP measure. It is management’s view that this information is relevant for investors. Funds flow from operations is reconciled to GAAP in the funds flow from operations section of the management discussion and analysis.

Quarterly Information

Quarterly information (In US$ thousands, except per share data)
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	2005	2005	2005	2005	2004	2004	2004	2004

Revenue	—	8	449	398	—	—	—	—

Loss from operations(1)	(217)	(467)	(695)	(4,435)	—	—	(74)	(627)
Per share, basic and diluted	(1.64)	(2.65)	(0.26)	(0.91)	—	—	(0.80)	(3.29)

Net loss	(217)	(467)	(695)	(4,435)	—	—	(74)	(627)
Per share, basic and diluted	(1.64)	(2.65)	(0.26)	(0.91)	—	—	(0.80)	(3.29)

2 Year Summary

Summarized financial and operational data
(In US$ thousands except for volumes and per share amounts)

		Period from
		incorporation
	Year ended	July 16, 2004
	December	to December
	31, 2005	31, 2004

Revenue	855	—

Funds flow from operations	(1,210)	(221)
Funds flow from operations per share — basic and diluted	(0.57)	(0.88)

Loss from operations(1)	(5,814)	(701)
Loss from operations per share — basic and diluted (1)	(2.97)	(4.10)

Net loss	(5,814)	(701)
Net loss per share — basic and diluted	(2.97)	(4.10)

Weighted average number of shares — basic and diluted	2,111	250

Total assets	17,773	8,429
Total long-term debt	—	—

(1)

Funds flow, funds flow from operations and loss from operations are non-GAAP measures. Funds flow, funds flow from operations and loss from operations are reconciled to GAAP loss in funds flow from operation section of the management discussion and analysis.

Results of operations

     Revenue. Our revenue is dependent upon success in finding and developing oil and natural gas reserves. Our ownership interest in the production from these properties is measured in BOE per day, a term that encompasses both oil and natural gas production. Revenues were $854,864 for the year ended December 31, 2005. This revenue related to production sales from two Bakken exploratory wells and one Midale exploratory well in North Dakota together with revenue from two non-operated wells in Wyoming. There was no revenue for the period ended December 31, 2004. Total revenue from incorporation July 16, 2004 to December 31, 2005 was $854,864.

Year ended to December 31, 2005 Compared to Year Ended December 31, 2004
			Percentage
Year ended December 31,	2005	2004	Increase

Production (BOE)	15,449	—	N/a

Average Price	$55.33	—

Revenues	$854,864	—	N/a

Period from incorporation on July 16, 2004 to December 31, 2005
Incorporation July 16, 2004 to December 31, 2005.

Production (BOE)	15,449

Average Price	$55.33

Revenues	$854,864

     Critical to our revenue stream from any production activities is the market price for crude oil and natural gas. Commodity benchmark prices for crude oil and natural gas were as follows:

December 31,	2005	2004

West Texas Intermediate grade crude oil, per barrel	$59.78	$41.10

     Our realized price for any oil and natural gas production will be dependent upon the actual quality of the commodity which could result in a premium or discount to the above indices. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. If oil and natural gas prices decrease this movement could affect the overall valuation of our petroleum and natural gas reserves and we may be required to take a write-down of the carrying value.

     We may use derivative financial instruments when we deem them appropriate to hedge exposure to changes in the price of crude oil and natural gas, fluctuations in interest rates and foreign currency exchange rates. JMG currently does not have any financial derivative contracts or fixed price contracts in place.

     Royalty expense. Royalty expense is based on the percentage royalties calculated by applying the applicable royalty rate or formula. The royalties for the period ended December 31, 2005 were $227,404 there were no revenues or related royalties for the period ended December 31, 2004. Total royalties from incorporation July 16, 2004 to December 31, 2005 were $227,404.

Year ended to December 31, 2005 Compared to Year Ended December 31, 2004
		% of		% of	Percentage
Year Ended December 31,	2005	revenue	2004	revenue	Increase

Royalty expense	$227,404	26.6%	—	—	100%

Royalty expense per BOE:	$14.72	—	—	—

Period from incorporation on July 16, 2004 to December 31, 2005
		% of
Incorporation July 16, 2004 to December 31, 2005.		revenue

Royalty expense	$227,404	26.6%

Royalty expense per BOE:	$14.72	—

     Interest income. Interest for the year ending December 31, 2005 and the period from incorporation to December 31, 2004 respectively are $120,461 and $64,630. Interest was due a promissory note to unrelated industry partner, which was repaid on June 28, 2005. Total interest from incorporation July 16, 2004 to December 31, 2005 was $185,091.

     Production expense. Production costs include operating costs associated with field activities. Production expenses for the year ended December 31,2005 were $189,598; there was no production for the period from incorporation to December 31, 2004. Initially these costs as a percentage of revenue will be higher than desired due to recently commencing operations, but as production and revenue increase these costs should fall within industry ranges. Total production expenses from incorporation July 16, 2004 to December 31, 2005 were $189,598.

Year ended to December 31, 2005 Compared to Year Ended December 31, 2004
		% of		% of	Percentage
Year Ended December 31,	2005	revenue	2004	revenue	Increase

Production expense	$189,598	22.1%	—	—	100%

Production expense per BOE:	$12.27	—	—	—

Period from incorporation on July 16, 2004 to December 31, 2005
		% of
Incorporation July 16, 2004 to December 31, 2005.		revenue

Production expense	$189,598	22.1%

Production expense per BOE:	$12.27	—

     General and administrative expense. General and administrative expense relates to compensation and overhead for executive officers and fees for general operational and administrative services. We have contracted out all field personnel and equipment necessary for exploration activities, and for related administrative functions. During the period ending December 31, 2005 the amount for general and administrative expense were $1,768,712 compared with $286,060 for the period ending December 31, 2004. This increase related to percentage of total general and administrative costs allocated to the Company relating to the technical service agreement, which are based on production and capital acquired in the current quarter. Both JED and Enterra provide services on our behalf. Expenses consist principally of salaries, consulting fees and office costs relating to the preparation and planning of our exploratory wells that commenced drilling this year, and planning for future drilling activities. Total general and administrative expenses from incorporation July 16, 2004 to December 31, 2005 were $2,054,772.

Year ended to December 31, 2005 Compared to Year Ended December 31, 2004
			Percentage
Year ended December 31,	2005	2004	Increase

General and administrative expense	$1,768,712	$286,060	518%

Period from incorporation on July 16, 2004 to December 31, 2005

Incorporation July 16, 2004 to December 31, 2005.

General and administrative expense	$2,054,772

     Stock–based Compensation. The Company has a stock option plan under which employees; directors and consultants are eligible to receive grants. The Corporation accounts for the stock option granted to consultants using the fair value recognition provisions of SFAS No. 123. Stock compensation expense for the year ended December 31, 2005 was as $78,589. There was no stock based compensation for the period ended December 31, 2004. The stock based compensation expense for 2005 resulted from the expensing of the stock options for consultants on straight-line bases using the Black-Scholes option-pricing model. A total stock-base compensation expense from incorporation July 16, 2004 to December 31, 2005 was $78,589.

     Employee and director stock options are accounted for using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, and provide only a pro forma disclosures of net income (loss) as if a fair value based method had been applied in measuring compensation expense.

     Geophysical and geological expense. Geophysical and geological expense for the year ended December 31, 2005 were $256,484 and nil for the period ended December 31, 2004. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred. The costs in 2005 related to the expensing of acquisition costs of seismic data as well as the expensing of land deposits, which had expired. Total geophysical and geological expenses from incorporation July 16, 2004 to December 31, 2005 were $256,484.

     Depletion, depreciation expense. Depletion and depreciation expense was $4,265,162 for the twelve months ending December 31, 2005 and $479,702 for the period ending December 31, 2004. This increase was due to the depletion recorded in the current year and the impairment charge. Depletion was recorded in the third and fourth quarters of 2005 due commencement of production. In 2005 the company’s impairment charge related to properties located in Wyoming and North Dakota. This impairment is a result of unsuccessful work programs and production evaluation work performed during 2005. The impairment equals the excess of the aggregate carrying value of PP&E over the discounted (10%) cash flows, which are expected to result from the Company’s proved plus probable reserves from these fields. The company also recorded impairment in 2005 when it terminated operations in the Fiddler Creek area and abandoned any further plans for development in the area. Impairment ($472,172) was a recorded for 2004 for the work programs and production evaluation work performed on the Cut Bank property that resulted in no commercial quantities of oil. We have abandoned all planned activities in this prospect. Total depletion and depreciation expenses from incorporation July 16, 2004 to December 31, 2005 were $4,744,864.

Year ended to December 31, 2005 Compared to Year Ended December 31, 2004
		% of		% of	Percentage
Year Ended December 31,	2005	revenue	2004	revenue	Increase

Depletion, depreciation expense	$4,265,162	498.9%	$479,702	—	100%

Depletion, depreciation expense per BOE:	$276.08		—	—

Period from incorporation on July 16, 2004 to December 31, 2005

		% of
Incorporation July 16, 2004 to December 31, 2005.		revenue

Depletion, depreciation expense	$4,744,864	555.0%

Depletion, depreciation expense per BOE:	$307.13

     Accretion expense. As at December 31, 2005, the estimated present value of the Company’s asset retirement obligation was $78,642 based on estimated future cash requirements of $216,000, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion of $3,385 was recorded for the twelve months ending December 31, 2005. There was no accretion expense for the period ending December 31, 2004. Total accretion expense from incorporation July 16, 2004 to December 31, 2005 was $3,385.

     Preferred dividend. In August 2004, we issued 1,950,000 shares of preferred stock, which pay a 10% annual dividend on a quarterly basis. In August 2005, all holders of our preferred stock converted to common stock following the effectiveness of our registration statement. Dividends have been paid up to the date of conversion. The cumulated preferred dividends for the year ended December 31, 2005 was $458,342 compared with $323,157 for the period ended December 31, 2004. Total preferred dividends paid from incorporation July 16, 2004 to December 31, 2005 were $781,499.

     Income taxes. Due to the loss, the company did not pay any income taxes in the period ended December 31, 2004 and December 31, 2005.

	2004	2005	Cumulative
	$	$	$

Loss for the period before income taxes	(701,132)	(5,814,009)	(6,515,141)
Effective tax rate	39%	39%	39%

Expected income tax recovery	(273,442)	(2,424,463)	(2,540,905)
Deferred tax asset valuation allowance	273,442	2,424,463	2,540,905

Income tax benefit	—	—	—

     Earnings (Loss). Both the loss from operations and the net loss are presented below.

Year ended to December 31, 2005 Compared to Year Ended December 31, 2004
		% of		% of	Percentage
Year Ended December 31,	2005	revenue	2004	revenue	Increase
	$		$

Loss from operations	(5,814,009)	(680.1%)	(701,132)	100%	(129.2%)
Income taxes	—	—	—	—	—

Net loss	(5,814,009)	(680.1%)	(701,132)	100%	(129.2%)

Loss from operations per BOE	(376.33)	—	—	—	—

Per share information

Loss from operations per Share
Net loss per share	(2.97)		(4.10)
Average number of shares outstanding	2,111,351	—	250,000	—

Period from incorporation on July 16, 2004 to December 31, 2005

		% of
Incorporation July 16, 2004 to December 31, 2005.		revenue
	$

Loss from operations	(6,515,141)	(762.1%)
Income taxes	—	—

Net loss	(6,515,141)	(762.1%)

Loss from operations per BOE	(421.71)	—

Per share information

Loss from operations per Share
Net loss per share	(4.88)
Average number of shares outstanding	1,494,620	—

     Funds flow from operations. It is management’s view that funds flow from operations is a useful measure of performance and a good benchmark when comparing results from year to year or quarter to quarter. Funds flow from operations is a non-GAAP measure, reconciled with GAAP net earnings in the table below.

Year ended to December 31, 2005 Compared to Year Ended December 31, 2004
Year ended December 31,		2004

Net loss	($5,814,009)	($701,132)
Add back Stock based compensation	$78,589	—
Geophysical and geological	$256,484	—
Depletion and deprecation	$4,265,162	$479,702
Accretion	$3,385	—

Funds flow from Operations	($1,210,389)	($221,430)

Funds flow from operations as a percentage of production revenue	(141.5%)	—
Funds flow from operations per BOE	($78.34)	—

Per share information
Funds flow from operations per share	($0.57)	—
Average number of shares outstanding	2,111,351	250,000

Period from incorporation on July 16, 2004 to December 31, 2005

Incorporation July 16, 2004 to December 31, 2005.

Net loss	($6,515,141)
Add back
Stock based compensation	$78,589
Geophysical and geological	$256,484
Depletion and deprecation	$4,744,864
Accretion	$3,385

Funds flow from Operations	($1,431,819)

Funds flow from operations as a percentage of production revenue	(167.5%)
Funds flow from operations per BOE	($92.68)

Per share information
Funds flow from operations per share	($0.96)
Average number of shares outstanding	1,494,620

Reserves

     JMG had its reserves evaluated by independent engineers. JMG’s 2005 reserves were independently evaluated, as at December 31, 2005 by DeGolyer and Mac Naughton Canada Limited.

     All of the Corporation’s properties, reserves and production are located in the United States in North Dakota and Wyoming. All dollar amounts in this Statement are in the currency of the United States. The Corporation’s reserves consist of light crude oil only.

   Constant Prices and Costs. The following tables detail the aggregate gross and net reserves of the Corporation as at December 31, 2005 using constant prices and costs, and the aggregate net present value of future net revenue attributable to the reserves estimated using constant prices and costs, calculated without discount and using discount rates of 5%, 10%, 15% and 20%.

	Light Crude Oil
	Gross	Net
Reserves Category	(bbl)	(bbl)

PROVED
Developed Producing	62,216	53,907
Developed Non-Producing	9,153	7,749
Undeveloped	—	—

TOTAL PROVED	71,369	61,656

PROBABLE	590,030	515,369

TOTAL PROVED PLUS PROBABLE	661,339	577,025

Net Present Values of Future Net Revenues
Constant Prices and Costs
as at December 31, 2005

	Before and After Income Taxes Discounted at (% / year)
	0%	5%	10%	15%	20%
Reserves Category	(US$thousands)	(US$thousands)	(US$thousands)	(US$thousands)	(US$thousands)

PROVED
Developed Producing	1,548	1,416	1,307	1,216	1,139
Developed Non-Producing	172	156	142	131	120
Undeveloped	—	—	—	—	—

TOTAL PROVED	1,720	1,572	1,449	1,347	1,259

PROBABLE	9,256	6,625	4,870	3,622	2,697

TOTAL PROVED PLUS PROBABLE	10,976	8,197	6,319	4,969	3,956

     The following table summarizes the Corporation’s interests in oil wells as at December 31, 2005:

Producing and Non-producing Wells
as at December 31, 2005

	North Dakota		Wyoming		Total
	Gross	Net	Gross	Net	Gross	Net

Oil Wells
Producing	3	2.04	2	.8	5	2.84
Non-Producing	1	.12	—	—	1	1.2

   Capital Expenditures. Capital expenditures for the year ended December 31, 2005 were $15,918,765, net of capital accrual and $1,971,199 for the period ended December 31, 2004. For period from incorporation July 16, 2004 to December 31, 2005, the capital expenditures net of the capital accrual were $17,889,964. The expenditures were as follows:

		Period from the	Period from the
		date of	date of
	For the twelve month	incorporation	incorporation
	period ended	July 16, 2004 to	July 16, 2004 to
	December 31, 2005	December 31, 2004	December 31, 2005

Property Acquisitions	$5,719,929	$136,760	$5,856,689
Drilling Exploration	$11,302,720	$1,916,617	$13,219,339
Other Assets	$106,835	$120,482	$227,317
Reclassification of capital accrual	($1,210,809)	($202,660)	($1,413,469)

	$15,918,765	$1,971,199	$17,889,874

Liquidity and capital resources

   Cash flows and capital expenditures. At December 31, 2005, we had $1,150,965 in cash and cash equivalents. Since our incorporation, we have financed our operating cash flow needs through private and public offerings of equity securities.

     Upon the closing of our initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500.

     We have no plans for any future issues of equity securities other than in conjunction with the exercise of outstanding warrants, and pursuant to our employee equity compensation plan. Any additional exploration activities are dependent upon the exercise of our outstanding warrants, which are summarized in the table below. In the event funds from the exercise of warrants are unavailable, we will delay our exploration activities until alternative sources of capital such as production revenue and farm out agreements on our properties or sale of our properties. The 2,185,000 warrants from the initial public offering are trading on the Archipelago Exchange under the symbol (JMG+). The warrants issued with the preferred shares 1,950,000 at $4.25 and 487,500 at $6.00 are not trading and were outstanding upon the closing of our initial public offering on August 3, 2005.

	Number
	of warrants	Exercise	Maximum
Warrant summary as of December 31, 2005.	outstanding	price	proceeds

Warrants issued in the preferred stock private placement	378,187	$6.00	$2,269,122
Warrants issued upon conversion of preferred stock	1,777,500	4.25	$7,554,375
Warrants issued our initial public offering	1,854,235	5.00	$9,271,175

	4,009,922	$4.25-$6.00	$19,094,672

    Cash flow used in operations. Cash utilized by operating activities was $1,5,99,751 for the twelve months ended December 31, 2005. The use of cash was principally attributable to the net losses for the twelve-month period ending December 31, 2005 of $5,814,009. The cash flow was further reduced by the increase in accounts receivable of $508,601 offset by the reduction in prepaid expenses and deposits of $70,186. In addition, an increase in accounts payable of $382,917 for the twelve month period ending December 31, 2005 resulted in a positive impact in cash flow used in operations. The depreciation and depletion and accretion were $4,268,547 for the twelve-month period ending December 31, 2005. The stock-based compensation was $78,589 for the period ending December 31, 2005.

     Cash flow decreased due to the reduction in Due to Related Party by $4,164 for the twelve-month period ended December 31, 2005 and in “Due to JED Oil” by $89,899 for twelve-month period ending December 31, 2005.

     Cash utilized by operating activities was $1,780,298 for the period from incorporation on July 16, 2004 to December 31, 2005. The use of cash was principally attributable to the net loss for the period of $6,515,141 decreased by the change in accounts receivable of $508,601 and prepaid expenses of $34,701. This is offset by the increase in accounts payable of $252,166 and due to JED Oil Inc of $286,956.

   Cash flow used in investing activities. Cash utilized for the twelve-month period ended December 31, 2005 it was $14,957,516. Cash utilized in investing activities was $18,478,715 for the period from incorporation on July 16, 2004 to December 31, 2005 and was principally attributable to $17,889,964 in property and equipment purchased for our exploration prospects which included the following: the Hooligan Draw prospect of $1,517,679, the Cut Bank prospect of $416,299, the Fiddler Creek prospect of $163,800, the Bakken prospect $3,071,996 the Rindal prospect $3,508,562, the two Candak prospects $4,696,907, and $5,229,159 invested in connection with a farm-in agreement and direct purchase of acreage for several prospects in the Bakken Zone of North Dakota which comprised our Candak prospect, Myrtle Beach prospect and Bluffton prospects. In November 2004, we loaned Fellows Energy $1,500,000, with interest at a rate of 18% per annum and a fixed and specific charge on all the assets provided as collateral. The promissory note was due and payable in two installments: the first installment of $750,000 plus accrued interest was received February 2005, and the second, for the remaining balance and all accrued and unpaid interest thereon, was due April 30, 2005. The first installment has been paid, including accrued interest to date. In May 2005, we accepted the remaining 50% working interest in the contracted lands we did not already own as payment in full on the final installment of the note due from Fellows Energy, including accrued interest to date. We granted Fellows an option through June 30, 2005 to reacquire an undivided 50% interest in the exploration and development lands for $391,249. The option was exercised on June 28, 2005.

   Cash flow used in financing activities. Cash provided by financing activities was $ $12,670,129 for the twelve-month period ended December 31, 2005 this was attributable to the initial public offering and the payment of preferred dividends during the period. We realized net proceeds of $10,282,246 from the initial public offering. Further warrants were exercised during the period for $3,042,828 and share issue costs were $861,254. Cash flow for financing was further offset by $654,945 in preferred dividend payments for the twelve-month period ended December 31, 2005.

     Cash provided by financing activities was $21,340,675 for the period from incorporation on July 16, 2004 to December 31, 2005 and was attributable to two private placements completed in 2004 and the initial public offering on August 3, 2005. We realized $1,000,000 from the sale of common stock to JED. We realized $7,797,100 from the sale of 1,950,000 units consisting of preferred stock and warrants. Upon the closing of our initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for net proceeds of $10,282,246. We have warrants outstanding exercisable into shares of our common stock at prices ranging from $4.25 to $6.00 per share, which expire in one to one and a half years from the date of our initial offering. These sources of financing were offset by $781,499 in preferred dividends paid during the period. All holders of preferred stock converted their preferred stock in common stock following the effectiveness of our registration statement. Dividends have been paid up to the date of conversion.

Critical accounting estimates

     In the preparation of the financial statements, it was necessary for JMG to make certain estimates that were critical to determining our assets, liabilities and net income. None of these estimates affect the determination of cash flow but do have a significant impact in the determination of net income. The most critical of these estimates is the reserves estimations and the resulting effect on various income statement and balance sheet measures.

     JMG engaged an independent engineering firm to evaluate 100% of our oil and natural gas reserves and prepare a report thereon. Their report was utilized in the calculations of depletion and depreciation expense. The estimation of the reserve volumes and future net revenues set out in the report is complex and subject to uncertainties and interpretations. Judgments are based upon engineering data, projected future rates of production, forecasts of commodity prices, and the timing of future expenditures. Inevitably the estimates of reserve volumes and future net revenues will vary over time as new data becomes available and estimates of future net revenues do not represent fair market value.

     The following significant accounting policies outline the major policies involving critical estimates.

   Successful-efforts method of accounting. Our business is subject to special accounting rules that are unique to the oil and gas industry. There are two allowable methods of accounting for oil and gas business activities: the successful-efforts method and the full-cost method. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred whereas under the full-cost method these types of charges are capitalized.

     We retroactively adopted the successful-efforts method of accounting for our oil and natural gas properties. Previously, we followed the full-cost method of accounting. As no depletion was previously recorded under the full-cost method, no adjustments to our financial statements are required to reflect the change.

     Under the successful-efforts method of accounting, all costs of property acquisitions and drilling of exploratory wells are initially capitalized. If a well is unsuccessful, the capitalized costs of drilling the well, net of any salvage value, are charged to expense. If a well finds oil and natural gas reserves that cannot be classified as proved within a year after discovery, the well is assumed to be impaired and the capitalized costs of drilling the well, net of any salvage value, are charged to expense. The capitalized costs of unproven properties are periodically assessed to determine whether their value has been impaired below the capitalized cost, and if such impairment is indicated, a loss is recognized. We consider such factors as exploratory results, future drilling plans and lease expiration terms when assessing unproved properties for impairment. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable from estimated future net revenues. The impairment provision is measured as the excess of carrying value over the fair value. Fair value is defined as the present value of the estimated future net revenue from total proved and risked-adjusted probable reserves over the economic life of the reserves, based on year end oil and gas prices, consistent with price and cost assumptions used for acquisition evaluations.

     Geological and geophysical costs and costs of retaining undeveloped properties are expensed as incurred. Expenditures for maintenance and repairs are charged to expense, and renewals and betterments are capitalized. Upon disposal, the asset and related accumulated depreciation and depletion are removed from the accounts, and any resulting gain or loss is reflected currently in income or loss.

     Costs of development dry holes and proved leaseholds are depleted on the unit-of-production method using proved developed reserves on a field basis. The depreciation of capitalized production equipment, drilling costs and asset retirement obligations is based on the unit-of-production method using proved developed reserves on a field basis.

     To economically evaluate our future proved oil and natural gas reserves, if any, independent engineers must make a number of assumptions, estimates and judgments that they believe to be reasonable based upon their expertise and professional guidelines. Were the independent engineers to use differing assumptions, estimates and judgments, then our financial condition and results of operations could be affected. We would have lower revenues in the event revised assumptions, estimates and judgments resulted in lower reserve estimates, since the depletion and depreciation rate would then be higher. A write-down of excess carrying value also might be required. Similarly, we would have higher revenues and net profits in the event the revised assumptions, estimates and judgments resulted in higher reserve estimates, since the depletion and depreciation rate would then be lower.

   Proved Oil and Gas Reserves. Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. The estimated quantities of proved crude oil, natural gas liquids and natural gas are derived from geological and engineering data that demonstrate with reasonable certainty the amounts that can be recovered in future years from known reservoirs under existing economic and operating conditions. Reserves are considered proved if they can be produced economically as demonstrated by either actual production or conclusive formation tests. The oil and gas reserve estimates are made using all available geological and reservoir data as well as historical production data. Estimates are reviewed and revised as appropriate. Revisions occur as a result of changes in prices, costs, fiscal regimes, reservoir performance or a change in the Company’s plans.

   Long-lived assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as competition, regulation or environmental matters could cause us to change our estimates, thus impacting the future calculation of depreciation and depletion. We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. Estimates of future discounted cash flows and fair value of assets require subjective assumptions with regard to future operating results and actual results could differ from those estimates.

   Asset Retirement Obligations. We have adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” from inception. The net estimated costs are discounted to present values using a credit-adjusted, risk-free rate over the estimated economic life of the properties. These costs are capitalized as part of the cost of the related asset and amortized. The associated liability is classified as a long-term liability and is adjusted when circumstances change and for the accretion of expense which is recorded as a component of depreciation and depletion.

   Stock-based compensation. We account for employee and director stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, and provide pro forma disclosures of net income (loss) as if a fair value based method had been applied in measuring compensation expense. Under the intrinsic value method, no stock-based compensation expense for stock options issued is reflected in the statement of operations as all grants under our stock option plan have an exercise price equal to the fair market value of the underlying common stock on the date of grant.

     The Corporation accounts for the stock option granted to consultants using SFAS No. 123. Under these provisions, the cost of options granted consultants are charged to net loss with a corresponding increase in additional paid-in capital, based on an estimate of the fair value determined using the Black-Scholes option-pricing model.

     We determine the fair value of our common stock by evaluating a number of factors, including our financial condition and business prospects, our stage of development and achievement of key technical and business milestones, private and public market conditions, the terms of our private financings and the valuations of similar companies in our industry.

   Contingencies. In the future, we may be subject to adverse proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We will be required to assess the likelihood of any adverse judgments or outcomes of these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to developments in each matter or changes in approach such as a change in settlement strategy in dealing with these potential matters

Contractual obligations and commitments

     Our exploration prospects have several phases of possible development. Costs cannot be estimated at this time, as they are dependent upon the results of the exploration activities. In the event the results of the initial exploration are positive, our investment in subsequent exploration phases could be substantial. In the event the results of the initial exploration are not positive, there may be no further expenditures on the prospect.

Related Party Transactions

     On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”). Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services. Transactions during the twelve-month period ending December 31, 2005 were as follows:

     JED paid on behalf of the Company a total of $442,667, $139,838 and $582,505 respectively for the twelve month periods ending December 31, 2005, the period from incorporation July 16, 2004 to December 31, 2004 and for the period from incorporation to December 31, 2005, for general and administrative services and capital related expenditures.

     In consideration for the assignment of JED’s interests in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties in the amount of $85,085, $1,467,012 and $1,552,097 respectively for the twelve month periods ending December 31, 2005, the period from incorporation July 16, 2004 to December 31, 2004 and for the period from incorporation to December 31, 2005.

     All amounts are due and payable on receipt, as at December 31, 2005, $286,956 (2004 - $376,855) was due and payable. The amount was paid in full in early 2006.

     General and administrative expenses for the twelve months ended December 31, 2005 include $46,180 paid to the previous Chief Financial Officer of the Company for consulting services related to the preparation of the Company’s registration statement.

Recent accounting pronouncements

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment,” which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” Statement 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

     Statement 123(R) must be adopted by small-business issuers at the beginning of the first interim or annual period beginning after December 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on January 1, 2006.

     Statement 123(R) permits public companies to adopt its requirements using one of two methods:

•

A modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date; or

•

A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either for (a) all periods presented or (b) prior interim periods of the year of adoption.

We plan to adopt Statement 123 using the modified-prospective method.

     As permitted by Statement 123, we currently account for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in note 4(c) to our financial statements.

Outlook and Proposed Transactions

     The year ended December 31, 2005 was the start up period for JMG and should be viewed as such. The focus in 2005 was to assemble a significant land position with initial drilling to commencing in the latter part of 2005 carrying into 2006. The majority of JMG’s drilling has taken place in early 2006 or the latter part of the fourth quarter of 2005. The Company has begun generating production volumes starting in the third quarter of 2005.

     JMG and JED announced in January 2006 that they are pursuing a possible merger in which JMG would merge with a wholly owned subsidiary of JED in the U.S., and JMG’s securities would be exchanged for securities of JED on the basis of two-thirds of a JED common share for each JMG common share.

Quantitative And Qualitative Disclosures About Market Risk

     We are exposed to all of the normal market risks inherent within the oil and natural gas industry, including commodity price risk, foreign-currency rate risk, interest rate risk and credit risk. We plan to manage our operations in a manner intended to minimize our exposure to such market risks.

     Credit Risk. Credit risk is the risk of loss resulting from non-performance of contractual obligations by a customer or joint venture partner. A substantial portion of our accounts receivable are expected to be with customers in the energy industry and are subject to normal industry credit risk. We intend to assess the financial strength of our customers and joint venture partners through regular credit reviews in order to minimize the risk of non-payment.

     Market Risk. We are exposed to market risk from changes in currency exchange rates. As JED and Enterra are based in Canada, we may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars as most of our operating expenses, drilling expenses and general overhead expenses will be billed by JED and Enterra in Canadian dollars. The price we will receive for oil and natural gas production from operations in Canada, if any, will be based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide. Changes to the exchange rate between U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, we will receive higher revenue from any Canadian prospects and when the value of the U.S. dollar declines, we will receive lower revenue from any Canadian prospects on the same amount of production sold at the same prices.

     Interest Rate Risk. Interest rate risk will exist principally with respect to any future indebtedness that bears interest at floating rates. June 29, 2006, we had no indebtedness, with interests at a floating rates and do not contemplate utilizing indebtedness as a means of financing our exploration activities.

Business

Overview

     JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004. We explore for oil and natural gas in the United States and Canada. In August 2004, we completed two private placements totaling $8.8 million and we have commenced exploration activities. We have made direct property acquisitions and will be developing the oil and natural gas properties of others under arrangements in which we will finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as farm-ins to us, or farm-outs by the lessees of the mineral interests to us.

     JMG has the following active projects:

•   A large farm-in agreement and direct purchase of acreage for several Williston Basin prospects in Divide and Burke Counties, northern North Dakota. To date JMG has participated in 4 Upper Devonian Bakken sandstone horizontal oil wells (results being reviewed) and 4 Mississippian Midale carbonate oil wells. For 2006 the Midale is targeted for up to 16 horizontal oil wells with other deeper potential zones being evaluated. These prospect areas are referred to as Candak (approx. 35,000 gross acres), Myrtle (approx. 5,000 gross acres), Bluffton (approx. 5,000 gross acres), and Crosby (approx. 60,000 gross acres).

•   A farm-in agreement on the Cheyenne River Project (Powder River Basin) in Niobrara County (eastern Wyoming) with 2 existing oil wells and approximately 30,000 gross acres. The Timber Draw well was drilled in early 2001 and the Hooligan Draw well was drilled in 2004. Both wells targeted the Lower Cretaceous Newcastle sands. The well performance and the exploration potential of the acreage are both being re-evaluated.

•   A joint venture on the Pinedale anticline in the Jonah field (Green River Basin) of western Wyoming targeting gas in the Upper Cretaceous Lance sandstone. 2 vertical wells are planned for drilling before year-end 2006.

•   A joint area of interest in the Fellows Prospects in Weston County in eastern Wyoming on the eastern edge of the Powder River Basin. Targets are the Lower Cretaceous Dakota channel sands and the Permian/Pennsylvanian Minnelusa sands. Approximately 20,000 acres have been acquired with no wells drilled to date. Also included in the Fellows deal is over 5,000 acres in the Gordon Creek project in Carbon County, Utah with no wells drilled to date.

Company History

     JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004. We explore for oil and natural gas in the United States and Canada. In August 2004, we completed two private placements totaling $8.8 million, issuing 250,000 shares of common stock and 1,950,000 shares of convertible preferred stock, and have commenced exploration activities. We have made direct property acquisitions primarily in North Dakota and Wyoming and will be developing the oil and natural gas properties of others under arrangements in which we will finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties.

     Upon the closing of the initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500. The Company completed its initial public offering and commenced trading on the Archipelago Exchange under the symbols JMG (common stock) and JMG+ (stock warrants). Simultaneously with our initial public offering, the 1,950,000 preferred shares were converted to 1,950,000 shares of our common stock.

Strategy

     Our business strategy is based on drilling oil and natural gas exploratory projects and the initial start-up strategy includes synergistic business relationships with JED Oil Inc. (“JED”) and Enterra Energy Trust (“Enterra”).

   Business Relationships with JED and Enterra

     Agreement of Business Principles: We entered into the 2nd Amended and Restated Agreement of Business Principles with JED and Enterra Energy Trust, effective August 1, 2004. Under the agreement, JED and Enterra shall offer farm-outs to us of exploratory drilling prospects, and we shall offer farm-outs to JED of developed drilling prospects from Enterra and us. The agreement contemplates that we will pursue exploratory drilling, JED will pursue development drilling, and Enterra will pursue developed and producing assets. Under the agreement, if we accept a farm-in, we will pay all of the exploration drilling costs and will earn 70%, or a mutually agreeable percentage, of the interest in the producing zones of the wells we drill. This agreement may provide us with exploration projects developed by JED and Enterra and not just those we identify independently. Under our farm-outs to JED, JED will pay all of the drilling costs and will earn 70%, or a mutually agreeable percentage, of our interest in the producing zones of the wells drilled under the farm-out. This arrangement provides us with the potential for a carried working interest in new wells for which we will have no costs.

     We have also agreed that Enterra has the right of first refusal to purchase our interests when we determine that we wish to sell. The agreement provides that the price for our interest is to be the same consideration as offered under a bona fide third party offer, or if there is no such offer, as determined by an independent engineering report prepared by a mutually agreeable independent engineering firm. We believe these arrangements will permit us to concentrate on our business plan of exploratory drilling, possibly provide a buyer for our interests as they are developed and possibly further development drilling in which we may be able to retain a reduced interest at no additional cost to us.

     We believe the terms of the 2nd Amended and Restated Agreement of Business Principles are equivalent to those we could obtain from unaffiliated third parties. The agreement requires independent engineering evaluations as a basis for the valuation of any purchase of a prospect. Nevertheless, under the business principles agreement we may receive proceeds from the sale of our exploration prospects that are less than we might have obtained from unaffiliated third parties.

     Services Agreements: We entered into a Technical Services Agreement with JED effective January 1, 2004 under which JED provided us with all personnel, office space and equipment on an as needed basis. The agreement provided that JED will bill us at its cost, including overhead allocation, for all management, operating, administrative and support services. These services include engineering, geological and geophysical analysis, joint venture land activities, drilling operations, well and facility operations, marketing, corporate and business management, planning and budgeting, finance and treasury functions, accounting functions (including general, production and revenue and joint venture accounting, financial reporting, regulatory filing and reporting, corporate and commodity tax, and internal and joint venture audit), payroll, purchasing, human resources, legal services, insurance and risk management, government and regulatory affairs, computer services and information management, administrative services and record keeping, office services and leasing. The Technical Services Agreement was terminated and replaced by a Joint Services Agreement at January 1, 2006 and JED continues to provide these services to us. The Joint Services Agreement may be terminated by either party with 30 days notice.

     Total expenses incurred under this agreement during 2005 was $442,667.

     Interpersonal Relationships with JED and Enterra: The senior officers and some of the directors of JED, Enterra and JMG have equity ownership in all three entities and hold the following executive positions and/or directorships:

•  H. S. (Scobey) Hartley is our Chief Executive Officer, President, and is a director of Enterra. Mr. Hartley has announced that he will not stand for re-election to the Board of Enterra at the 2006 annual general meeting.

•  Thomas J. Jacobsen is a director of JMG, and is Chief Executive Officer and a director of JED.

•  Reg J. Greenslade is Chairman of the JMG board, and is Chairman of the JED board     Proposed Merger with JED: JMG and JED announced in January, 2006 that they are pursuing a possible merger in which JMG would merge with a wholly-owned subsidiary of JED in the U.S., and JMG’s securities would be exchanged for securities of JED on the basis of two-thirds of a JED common share for each JMG common share.

     JED: JED was formed as an Alberta, Canada corporation in September 2003. JED is a publicly traded American Stock Exchange listed company that develops and operates oil and natural gas properties primarily in western Canada.

     Enterra: Enterra Energy Trust is an open-ended income trust formed under the laws of Alberta, Canada in October 2003. Trust units of Enterra publicly trade on the New York Stock Exchange and Toronto Stock Exchange. It is administered by Enterra Energy Corp. and “Enterra” as used herein may refer to Enterra Energy Trust or Enterra Energy Corp.

     Our oil and natural gas exploration prospects will generally be required to meet the following criteria.

     Exploratory projects

     We intend to concentrate our efforts on oil and natural gas projects that carry a relatively high risk of failure but offer relatively high rewards in terms of a larger potential for significant oil or natural gas reserves. Our management believes that the potential rewards of a significant discovery of oil or natural gas reserves in the current robust commodity price environment adequately compensates for this risk.

     Consolidation of adjacent assets

     We seek exploration opportunities on lands that are in close proximity to producing fields. These close-in opportunities create the ability to reduce capital program costs by consolidating drilling and gathering facilities. Moreover, drilling costs are lower when wells are drilled as part of a multi-well program, due to reduced rig moving costs and other efficiencies.

     Use of seismic and other data in site selection

     We intend to generate and analyze seismic data, including three-dimensional seismic information, whenever its use is appropriate for the geology and is cost effective, to further minimize drilling risk. We also intend to use information from adjacent wells, including petrophysical data, production records and completion data to help reduce our risk and costs. The use of seismic data and other technologies, and the study of producing fields in the same area, provides information that is useful in evaluating a prospect’s potential. This information will not however enable us to know conclusively prior to drilling and testing whether oil or natural gas will be present or, if present, if it will be in sufficient quantities to recover drilling and completion costs or to be economically viable.

     Selection of prospects

     We intend to select prospects for exploration which we believe offer us the opportunity to reduce operating costs and maximize economies of scale, thereby improving operating profitability. Considerations include identifying areas of moderate drilling costs, multi-zone potential, year round accessibility and good oil and natural gas plant and pipeline infrastructure.

     We expect that many of our prospects will be properties identified by JED and Enterra, and determined to be exploratory in nature, and therefore not the type of drilling prospect that JED or Enterra is seeking. Any prospects that JED or Enterra believes have merit but that fit our exploratory criteria will be presented to our management for approval.

Sales and Marketing

     During 2005, we sold all of our oil and gas production through Murphy Oil, who also handled the production accounting and sent us are percentage interest in the revenues, net of royalties and production and sales costs. Murphy Oil is an independent third party who trucks the oil from our wellhead to their production facility.

Competition

     The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger or integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state, local and tribal laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

     Our business strategy discussed above identifies the areas we believe are key in effectively competing in this marketplace in conjunction with our strategic business principles agreement with JED and Enterra.

Geographic Segments

     The majority of our assets and revenue are in North Dakota. Wyoming and Utah only accounts for a very small percentage, less than 5%, of our assets and less than 10% of our revenue for the period ended December 31, 2005.

Employees

     As of February 28, 2006, we had a total of two employees being our senior officers: our President and Chief Executive Officer and our Chief Financial Officer. As discussed above in the description of our business strategy as it relates to a business relationship with JED, JED provides all of our staff, office space and equipment. Unions do not represent either our employees or any employees of JED.

Government regulation

     Our operations are subject to government controls and regulations in the United States and Canada:

United States regulation

     In the United States, legislation affecting the oil and gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, numerous federal, state and local departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Such laws and regulations have a significant impact on oil and gas drilling, pipelines, gas processing plants and production activities, increase the cost of doing business and, consequently, affect profitability. As new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations. We consider the cost of environmental protection a necessary and manageable part of our business. We expect to be able to plan for and comply with new environmental initiatives without materially altering our operating strategies.

     Exploration and production. Our United States operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes:

•  requiring permits for the drilling of wells;

•  maintaining bonding requirements in order to drill or operate wells;

•  implementing spill prevention plans;

•  submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; regulating the location of wells;

•  regulating the method of drilling and casing wells;

•  regulating the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities;

•  regulating surface usage and the restoration of properties upon which wells have been drilled;

•  regulating the plugging and abandoning of wells; and

•  regulating the transporting of production.

     Our operations are also subject to various land conservation regulations, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we can produce from wells and limit the number of wells or the locations at which we can drill.

     Environmental and occupational regulations. We are subject to various federal, state and local laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of contaminants or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect exploration, development, processing, and production operations and the costs attendant thereto. These laws and regulations increase overall operating expenses. We maintain levels of insurance customary in the industry to limit financial exposure in the event of a substantial environmental claim resulting from sudden, unanticipated and accidental discharges of oil or other substances. However, 100% coverage is not maintained concerning any environmental claim, and no coverage is maintained with respect to any penalty or fine required to be paid because of violation of any federal, state or local law. We are committed to meeting our responsibilities to protect the environment wherever we operate.

     We are also subject to laws and regulations concerning occupational safety and health. Due to the continued changes in these laws and regulations we are unable to predict our future costs of complying with these laws and regulations. We consider the cost of safety and health compliance a necessary and manageable part of our business. We expect to be able to plan for and comply with any new initiatives without materially altering our operating strategy. We contract with JED for assistance with environmental and occupational regulations and utilize their Environmental, Health and Safety Department personnel for this purpose. This department is responsible for instituting and maintaining an environmental and safety compliance program for us. The program includes field inspections of properties and internal assessments of compliance procedures.

Canadian regulation

     The oil and gas industry in Canada is subject to extensive controls and regulations imposed by various levels of government. It is not expected that any of these controls or regulations will affect any future Canadian operations in a manner materially different than they would affect other oil and gas companies of similar size. The following are the most important areas of control and regulation.

     The North American Free Trade Agreement. The North American Free Trade Agreement, or NAFTA, which became effective on January 1, 1994, carries forward most of the material energy terms contained in the Canada-U.S. Free Trade Agreement. In the context of energy resources, Canada continues to remain free to determine whether exports to the United States or Mexico will be allowed, provided that any export restrictions do not:

•  reduce the proportion of energy exported relative to the supply of the energy resource;

•  impose an export price higher than the domestic price; or

•  disrupt normal channels of supply. All parties to NAFTA are also prohibited from imposing minimum export or import price requirements.

     Exploration and production. Canadian operations are subject to federal and provincial governmental regulation. Such regulation includes requiring licenses for the drilling of wells, regulating the location of wells and the method and ability to produce wells, surface usage and the restoration of land upon which wells have been drilled, the plugging and abandoning of wells and the transportation of production from wells. Canadian operations are also subject to various conservation regulations, including the regulation of the size of spacing units, the number of wells which may be drilled in a unit, the unitization or pooling of oil and gas properties, the rate of production allowable from oil and gas wells, and the ability to produce oil and gas. In Canada, the effect of such regulation is to limit the amounts of oil and gas that can be produced and to limit the number of wells or the locations at which wells can be drilled.

     Royalties and incentives. Each province and the federal government of Canada have legislation and regulations governing land tenure, royalties, production rates and taxes, environmental protection and other matters under their respective jurisdictions. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than Provincial or Federal Crown lands are determined by negotiations between the parties. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production with the royalty rate dependent in part upon prescribed reference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced. From time to time, the governments of Canada, Alberta, British Columbia and Saskatchewan have also established incentive programs such as royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced recovery projects. These incentives generally have the effect of increasing the cash flow to the producer.

     Pricing and marketing. The price of oil and natural gas sold is determined by negotiation between buyers and sellers. An order from the National Energy Board, or NEB, is required for oil exports from Canada. Any oil export to be made pursuant to an export contract of longer than one year, in the case of light crude, and two years, in the case of heavy crude, duration (up to a maximum of 25 years) requires an exporter to obtain an export license from the NEB. The issue of such a license requires the approval of the Government of Canada. Natural gas exported from Canada is also subject to similar regulation by the NEB. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB. The governments of Alberta and British Columbia also regulate the volume of natural gas which may be removed from those provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and market considerations.

     Land tenure. Crude oil and natural gas located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits for varying terms from two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.

     Environmental regulation. The oil and natural gas industry is subject to environmental regulation pursuant to local, provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines and penalties. We are committed to meeting our responsibilities to protect the environment wherever we operate.

     In Alberta, environmental compliance has been governed pursuant to the Alberta Environmental Protection and Enhancement Act, or AEPEA, since September 1, 1993. In addition to replacing a variety of older statutes which related to environmental matters, AEPEA also imposes certain new environmental responsibilities on oil and natural gas operators in Alberta and in certain instances also imposes greater penalties for violations.

     Kyoto protocol. In December 2002, the Government of Canada ratified the Kyoto Protocol. This protocol calls for Canada to reduce its greenhouse gas emissions to six percent below 1990 levels during the period between 2008 and 2012. The protocol will only become legally binding when it is ratified by at least 55 countries, covering at least 55 percent of the emissions addressed by the protocol. At this time, it is uncertain if the protocol will in fact be ratified. If the protocol becomes legally binding, it is expected to affect the operation of all industries in Canada, including the oil and gas industry. As details of the implementation of emissions reduction initiatives related to this protocol have yet to be announced, the effect on any future operations in Canada cannot be determined at this time.

     Investment Canada Act. The Investment Canada Act requires Government of Canada approval, in certain cases, of the acquisition of control of a Canadian business by an entity that is not controlled by Canadians. In certain circumstances, the acquisition of natural resource properties may be considered to be a transaction requiring such approval.

     The following are our executive officers:

Mr. Greenslade is currently acting as interim Chief Executive Officer (ceo).  Mr. Greenslade has been serving as Chairman and Director of JMG Exploration, Inc.  since  September  2005. Mr. Greenslade has also been serving as Chairman and Director of JED Oil since November 2003. He was President, CEO and Director of Enterra Trust from January 2005 until June1, 2005 when he resigned as President and CEO, he served as Chairman of the Enterra Board until his resignation on March 31, 2006.  He was a director of PASW Inc., a software development company, from February 2001 to July 2001. From 1995 until the formation of Enterra, Mr. Greenslade was the President, CEO and Director of Big Horn Resources Ltd. Prior to his position with Big Horn, Mr. Greenslade was with CS Resources Limited in the areas of exploitation engineering and project management from 1993 to 1995. Prior to 1993, Mr. Greenslade was employed by Saskatchewan Oil and Gas Corporation in the capacities of project management, production, and reservoir engineering. He has extensive experience with secondary recovery schemes and is recognized for his work in thespecialized field of horizontal well technology. All the above companies were publicly traded in either the U.S., Canada, or both, during the periods indicated.

     Joanne Finnerty. Ms. Finnerty joined our company as Chief Financial Officer in July 2005. Ms. Finnerty was previously employed as the Controller of Divestco Inc, a publicly traded company on the Toronto Stock Exchange — Venture Exchange, from September 2002 to July 2005. Ms. Finnerty was the Controller of Sigma Explorations Inc., a private seismic data brokerage company, from 1995 until 2002. From 1992 until 1995 Ms. Finnerty was Manager of Financial Planning for TriWaste Reduction Services Inc. (a division of Trimac Ltd.). Ms. Finnerty Received her Certified General Accountant designation in 1991.

Directors, Executive Officers, Promoters and Control Persons

Our directors and executive officers are:

Name	Age	Positions
Joanne R Finnerty	47	Chief Financial Officer
Reginald Greenslade.	43	Chairman, Director, ceo
Reuben Sandler, Ph.D.	69	Director
Thomas J. Jacobsen	70	Director
Joseph W. Skeehan	65	Director
Donald P. Wells	41	Director

H. S. (Scobey) Hartley.  Mr. Hartley had been our Chief Executive Officer, President and a director since August 2004 until June 6, 2006.  His activities as our Chief Executive Officer and President are on a part-time basis and he has an ongoing consulting practice with other oil and gas companies, including Enterra and JED.  He has been a director of Enterra Energy Trust and its predecessors since May 2000. Mr. Hartley has been the Chairman and Chief Executive Officer of Welwyn Resources Ltd., a junior oil and gas company listed on the Toronto Stock Exchange Venture Exchange since August 26, 1997.  Mr. Hartley has been a director of Cathedral Energy Services Ltd. since June 2001 and is co-owner of Linvest Resources Corp., a family consulting business. Mr. Hartley is Co-Chair of Alberta’s Promise, an Alberta government initiative that promotes partnerships between businesses, clubs, communities, foundations and agencies to direct resources to children and youth.  Mr. Hartley was the President of Prism Petroleum Ltd. and a predecessor company from December 1990 through December 1996. Mr. Hartley has been the Chairman of Prism Petroleum Ltd. since January 1997.  He served as the President of Faster Oilfield Services since June 1995, and was the President of Cayenne Energy Corp. from 1990 to 1996. Mr. Hartley was the President and a director of Scaffold Connection Corporation from February 2000 to November 2001.  He has a Bachelor of Science degree in Geology from Texas Tech University. On June 6, 2006 Mr. Hartley passed away

     Joanne Finnerty. Ms. Finnerty joined our company as Chief Financial Officer in July 2005. Ms. Finnerty was previously employed as the Controller of Divestco Inc, a publicly traded company on the Toronto Stock Exchange — Venture Exchange, from September 2002 to July 2005. Ms. Finnerty was the Controller of Sigma Explorations Inc., a private seismic data brokerage company, from 1995 until 2002. From 1992 until 1995 Ms. Finnerty was Manager of Financial Planning for TriWaste Reduction Services Inc. (a division of Trimac Ltd.). Ms. Finnerty Received her Certified General Accountant designation in 1991.

Thomas J. Jacobsen.  Mr. Jacobsen has been our Chairman since August 2004, he resigned as Chairman in September 2005.  He was the President and Chief Operating Officer of JED from September 2003 to November 2004 when he resigned as President and Chief Operating Officer and assumed the position of Chief Executive Officer.  He has been a Director of JED since September 2003. Mr. Jacobsen joined Westlinks Resources Ltd., a predecessor of Enterra, as a director in February 1999, and was appointed Executive Vice President, Operations in October 1999. In October 2000, he resigned from this position and was appointed Vice Chairman of the Board of Directors. Mr. Jacobsen became Enterra’s Chief Operating Officer in February 2002 and served in that position until November 2003. Mr. Jacobsen has more than 40 years experience in the oil and gas industry in Alberta and Saskatchewan including serving as President, Chief Operating Officer and a director of Empire Petroleum Corporation from June 2001 to April 2002, President and Chief Executive Officer of Niaski Environmental Inc. from November 1996 to February, 1999, President and Chief Executive Officer of International Pedco Energy Corporation from September 1993 to February 1996, and President of International Colin Energy Corporation from October 1987 to June 1993.  Mr. Jacobsen served as a director of Rimron Resources Inc., formerly Niaski Environmental Inc. from February 1, 1997 to April 1, 2003. Niaski's proposal to its creditors under the Bankruptcy and Insolvency Act (Canada) was accepted in April 2000 and Niaski was discharged in May 2001.

Reuben Sandler, Ph.D.  Dr. Sandler has been a director since August 2004. He is the Chairman and Chief Executive Officer of Intelligent Optical Systems, Inc., positions he has held since 1999.  He was President and Chief Information Officer for MediVox, Inc., a medical software development company, from 1997 to 1999. He was a director of PASW, Inc. from 1999 to 2000 and a director of Alliance Medical Corporation from 1999 to 2002. From 1989 to 1996, he was an Executive Vice President for Makoff R&D Laboratories, Inc. Dr. Sandler received a Ph.D. from the University of Chicago and is the author of four books on mathematics. He currently serves on the Board of Directors of MediVox, Inc. and Alliance Medical Corporation and is an advisor to the Boards of Directors of Optec Ventures, LLC, Optical Security Sensing, LLC, and Optinetrics, Inc.

 Reginald (Reg) J. Greenslade.   Mr. Greenslade has been serving as Chairman and Director of JMG Exploration, Inc.  since  September  2005 and has been acting as interim Chief Executive Officer since June 28, 2006. Mr. Greenslade has also been serving as Chairman and Director of JED Oil since November 2003. He was President, CEO and Director of Enterra Trust from January 2005 until June1, 2005 when he resigned as President and CEO, he served as Chairman of the Enterra Board until his resignation on March 31, 2006.  He was a director of PASW Inc., a software development company, from February 2001 to July 2001. From 1995 until the formation of Enterra, Mr. Greenslade was the President, CEO and Director of Big Horn Resources Ltd. Prior to his position with Big Horn, Mr. Greenslade was with CS Resources Limited in the areas of exploitation engineering and project management from 1993 to 1995. Prior to 1993, Mr. Greenslade was employed by Saskatchewan Oil and Gas Corporation in the capacities of project management, production, and reservoir engineering. He has extensive experience with secondary recovery schemes and is recognized for his work in the specialized field of horizontal well technology. All the above companies were publicly traded in either the U.S., Canada, or both, during the periods indicated.

Joseph W. Skeehan.  Mr. Skeehan has been a director since August 2004.  He has been the owner of Skeehan & Company, a professional service corporation that engages in accounting, finance and consulting services to small to mid-sized companies and organizations primarily in Southern California since 1980.  Skeehan & Company is registered with the SEC Practice Division of the AICPA.  He has been a Certified Public Accountant since 1978 and received a Bachelor of Science degree from California Polytechnic State University, San Luis Obispo in 1976.

Donald Wells.  Mr. Wells has been a director since July 1, 2005.  He is the Chief financial Officer of Wetzel’s Pretzels, LLC, a position held since 1997. Wetzel’s Pretzels LLC is a franchisor of fresh pretzel bakeries with approximately 200 stores in shopping malls across the United States. He also serves on the Boards of Directors for I Sold It, LLC and Biocomp, Inc. He has held the position of Chief financial Officer with four private manufacturing companies prior to his present position.

Board of Directors

Our board of directors is comprised of five directors  Our directors serve one year terms, or until an earlier resignation, death or removal, or their successors are elected. There are no family relationships among any of our directors or officers.

Directors do not receive compensation for service on the board of directors.  We reimburse our directors for their out-of-pocket costs, including travel and accommodations, relating to their attendance at any board of directors meeting. Directors are entitled to participate in our equity compensation plan.  In 2005, we granted our chairman of the board 30,000 options, our chairman of the audit committee 40,000 options, our chief executive officer and president, Chief Financial Officer 30,000 options and other non-employee directors 30,000 options, each to purchase an equal number of shares of common stock at $5.00 per share.  These grants replaced options granted in August 2004 at an exercise price of $4.00 per share that were cancelled.

Committees of the Board of Directors

Audit committee

Our audit committee consists of Mr. Skeehan, committee chairman and designated financial expert, Mr. Wells and Dr. Sandler.  All members of our audit committee are independent directors. The audit committee reviews in detail and recommends approval by the full board of directors of our annual and quarterly financial statements, recommends approval of the remuneration of our auditors to the full board, reviews the scope of the audit procedures and the final audit report with the auditors, and reviews our overall accounting practices and procedures and internal controls with the auditors.

Compensation committee

Our compensation committee consists of Mr. Greenslade, committee chairman, Mr. Skeehan and Mr. Jacobsen, all of whom are independent directors. The compensation committee recommends approval to the full board of directors of the compensation of the Chief Executive Officer, the annual compensation budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans.

Corporate Governance Committee

Our corporate governance committee consists of Dr. Sandler, the committee chairman, and Mr. Skeehan, Mr. Wells and Mr. Jacobsen. The corporate governance committee determines the scope and frequency of periodic reports to the board of directors concerning issues relating to overall financial reporting, disclosure and other communications with all stockholders.

Executive compensation

The following table provides a summary of annual compensation for our executive officers for the period from incorporation on January 1, 2005 to December 31, 2005 and pro forma compensation representing compensation on an annual basis.   We do not have employment agreement with either of our executive officers.

	Annual compensation			Long-term compensation	All other compensation
Name and principal position	Annualized salary	Actual salary	Bonus	Securities underlying options (1)
H. S. (Scobey) Hartley - Chief Executive Officer and President	$121,000	$121,000	$29,000	30,000	-
Joanne R. Finnerty - Chief Financial Officer (2)	$ 94,000	$ 43,000	$10,300	30,000	-

(1)

All option grants were made pursuant to the equity compensation plan.  These options were issued in April 2005,  30,000 options each to purchase shares of our common stock at $5.00 per share.

(2)

Ms. Finnerty began employment of JMG in July 2005.

Stock options granted during the most recently completed financial year

The following table discloses the grants of options to purchase or acquire shares of common stock to our executive officers during the period indicated.

Option grants during the period from incorporation on January 1, 2005 to December 31, 2005

	Individual grants				Potential realizable value at assumed annual rate of stock price appreciation for option term (3)
	Number of shares of common stock	Percentage of total options granted to employees in period from incorporation on January 1, 2005to December 31, 2005	Exercise price per share	Expiration date
					5%	10%
H. S. (Scobey) Hartley	30,000 (1)	6.5%	$5.00	April 2010	$57,000	$307,000
Joanne R. Finnerty (2)	30,000	6.5%	$5.00	July 2010	$57,000	$307,000

(1)

Granted under our equity compensation plan. The options are fully vested and exercisable.  In April 2005 these grants were issued for 30,000 options to acquire shares of common stock at $5.00 per share, expiring in April 2010 .

(2)

In July 2005 we granted under our equity compensation plan, 30,000 options to acquire shares of common stock at $5.00 per share, expiring in July 2010. These options will vest as to one-third on each of the first, second and third anniversaries of the grant date.

(3)

Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission based on the assumed price of $5.00 per share, and do not represent our estimate or projection of the future stock price.

Option exercises in last fiscal year and fiscal year-end option values

The following table sets forth the number and value of securities underlying options held as of December 31, 2005.

	Number of shares acquired	Value realized	Number of shares underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
H.S. (Scobey) Hartley	-	-	30,000	-	$224,700	-
Joanne R. Finnerty	-	-	-	30,000	-	224,700

Equity compensation plan

Our board of directors and stockholders approved our equity compensation plan in August 2004. We have authorized a total of 10% of the number of shares outstanding for issuance under this plan. For the purposes of this calculation, the number of shares outstanding includes securities.  A total of 509,000 shares of common stock are authorized for grant of which 446,750 options have been granted under the plan to officers, directors, employees and consultants. All outstanding options are exercisable at a price per share of $5.00 and expire five years from the date of issuance. Options issued to directors are fully vested upon grant.  All other grants vest over a period of three years.

Under the equity compensation plan, employees, non-employee members of the board of directors and consultants may be awarded stock options to purchase shares of common stock. Options may be incentive stock options designed to satisfy the requirements of Section 422 of the U.S. Internal Revenue Code, or non-statutory stock options which do not meet those requirements. If options expire or are terminated, then the underlying shares will again become available for awards under the equity compensation plan.

The equity compensation plan is administered by the compensation committee of the board of directors. This committee has complete discretion to:

•

determine who should receive an award;

•

determine the type, number, vesting requirements and other features and conditions of an award;

•

interpret the equity compensation plan; and

•

make all other decisions relating to the operation of the equity compensation plan.

 The exercise price for non-statutory and incentive stock options granted under the equity compensation plan may not be less than 100% of the fair market value of the common stock on the option grant date.  The compensation committee may also accept the cancellation of outstanding options in return for a grant of new options for the same or a different number of shares at the same or a different exercise price.

If there is a change in our control, an unvested award will immediately become fully exercisable as to all shares subject to an award. A change in control includes:

•

a merger or consolidation after which our then current stockholders own less than 50% of the surviving corporation;

•

a sale of all or substantially all of our assets; or

•

an acquisition of 50% or more of our outstanding stock by a person other than a corporation owned by our stockholders in substantially the same proportions as their stock ownership in us.

In the event of a merger or other reorganization, outstanding stock options will be subject to the agreement of merger or reorganization, which may provide for:

•

the assumption of outstanding awards by the surviving corporation or its parent;

•

their continuation by us if we are the surviving corporation;

•

accelerated vesting; or

•

settlement in cash followed by cancellation of outstanding awards.

The board of directors may amend or terminate the equity compensation plan at any time. Amendments are subject to stockholder approval to the extent required by applicable laws and regulations. The equity compensation plan will continue in effect unless otherwise terminated by the board of directors.

Equity compensation plan information as of March 31, 2006
Plan category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plan	446,750	$5.00	61,933

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2006, by:

•

each of our executive officers and directors;

•

all executive officers and directors as a group; and

•

each person who is known by us to beneficially own more than 5% of our outstanding common stock.

Shares of common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares of common stock within 60 days, including shares issuable upon conversion of preferred stock, are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all directors and executive officers as a group. The address of each executive officer and director is Suite 2200, 500 – 4th Avenue S.W. Calgary, Alberta, Canada, T2P 2V6. The address of other beneficial owners is set forth below.

Name of beneficial owner	Shares beneficially owned prior to this offering	Percentage of shares outstanding
		Prior to this offering	After this offering
Executive officers and directors:
H. S. (Scobey) Hartley	48,833 (1)	0.95%	0541%
Joanne R. Finnerty	34,621 (2)	0.68%	0.38%
Thomas J. Jacobsen	172,391 (3)	3.38%	1.91%
Reuben Sandler, Ph.D.	99,625 (4)	1.95%	1.10%
Reginald Greenslade	108,336 (5)	2.13%	1.20%
Donald P. Wells	30,000 (6)	0.59%	0.33%
Joseph W. Skeehan	48,908 (7)	0.96%	0.54%
All executive officers and directors as a group (6 persons)	545,714	10.72%	6.06%
Stockholders owning 5% or more: n/a

(1)

Beneficial ownership includes of 30,000 shares of common stock underlying stock options, 10,000  common stock warrants exercisable at $5.00 and 8,833 shares of common stock.

(2)

Beneficial ownership includes of 30,000 shares of common stock underlying stock options, 2,000 common stock warrants exercisable at $5.00 and 2,621 shares of common stock.

(3)

Includes 30,000 shares of common stock underlying stock options, 69,633 shares of common stock 57,133 shares of common stock underlying warrants issuable upon exercise of warrants at $5.00 per share, 3,125 shares of common stock issuable upon exercise of warrants at $6.00 per share and 12,500 shares of common stock issuable upon exercise of warrants at $4.25 per share.

(4)

Includes 30,000 shares of common stock underlying stock options, 28,375 shares of common stock 10,000 shares of common stock underlying warrants issuable upon exercise of warrants at $5.00 per share, 6,250 shares of common stock issuable upon exercise of warrants at $6.00 per share and 25,000 shares of common stock issuable upon exercise of warrants at $4.25 per share.

(5)

Includes 30,000 shares of common stock underlying stock options, 61,938 shares of common stock 46,938 shares of common stock underlying warrants issuable upon exercise of warrants at $5.00 per share.

(6)

Beneficial ownership consists of 30,000 shares of common stock underlying stock options.

(7)

Includes 40,000 shares of common stock underlying stock options, 4,454 shares of common stock 4,454 shares of common stock underlying warrants issuable upon exercise of warrants at $5.00 per share.

Certain Relationships and Related Transactions

 This section describes the transactions we have engaged in with persons who were our directors or officers at the time of the transaction, and persons or entities known by us to be the beneficial owners of 5% or more of our common stock since our incorporation on July 16, 2004.

Business Relationships with JED and Enterra

Agreement of Business Principles: We entered into the 2nd Amended and Restated Agreement of Business Principles with JED and Enterra Energy Trust, effective August 1, 2004. Under the agreement, JED and Enterra shall offer farm-outs to us of exploratory drilling prospects, and we shall offer farm-outs to JED of developed drilling prospects from Enterra and us. The agreement contemplates that we will pursue exploratory drilling, JED will pursue development drilling, and Enterra will pursue developed and producing assets. Under the agreement, if we accept a farm-in, we will pay all of the exploration drilling costs and will earn 70%, or a mutually agreeable percentage, of the interest in the producing zones of the wells we drill. This agreement may provide us with exploration projects developed by JED and Enterra and not just those we identify independently. Under our farm-outs to JED, JED will pay all of the drilling costs and will earn 70%, or a mutually agreeable percentage, of our interest in the producing zones of the wells drilled under the farm-out. This arrangement provides us with the potential for a carried working interest in new wells for which we will have no costs.

     We have also agreed that Enterra has the right of first refusal to purchase our interests when we determine that we wish to sell. The agreement provides that the price for our interest is to be the same consideration as offered under a bona fide third party offer, or if there is no such offer, as determined by an independent engineering report prepared by a mutually agreeable independent engineering firm. We believe these arrangements will permit us to concentrate on our business plan of exploratory drilling, possibly provide a buyer for our interests as they are developed and possibly further development drilling in which we may be able to retain a reduced interest at no additional cost to us.

     We believe the terms of the 2nd Amended and Restated Agreement of Business Principles are equivalent to those we could obtain from unaffiliated third parties. The agreement requires independent engineering evaluations as a basis for the valuation of any purchase of a prospect. Nevertheless, under the business principles agreement we may receive proceeds from the sale of our exploration prospects that are less than we might have obtained from unaffiliated third parties.

     Services Agreements: We entered into a Technical Services Agreement with JED effective January 1, 2004 under which JED provided us with all personnel, office space and equipment on an as needed basis. The agreement provided that JED will bill us at its cost, including overhead allocation, for all management, operating, administrative and support services. These services include engineering, geological and geophysical analysis, joint venture land activities, drilling operations, well and facility operations, marketing, corporate and business management, planning and budgeting, finance and treasury functions, accounting functions (including general, production and revenue and joint venture accounting, financial reporting, regulatory filing and reporting, corporate and commodity tax, and internal and joint venture audit), payroll, purchasing, human resources, legal services, insurance and risk management, government and regulatory affairs, computer services and information management, administrative services and record keeping, office services and leasing. The Technical Services Agreement was terminated and replaced by a Joint Services Agreement at January 1, 2006 and JED continues to provide these services to us. The Joint Services Agreement may be terminated by either party with 30 days notice.

     Total expenses incurred under this agreement during 2005 was $442,667.

     Interpersonal Relationships with JED and Enterra: The senior officers and some of the directors of JED, Enterra and JMG have equity ownership in all three entities and hold the following executive positions and/or directorships:

•  H. S. (Scobey) Hartley is our Chief Executive Officer, President, and is a director of Enterra. Mr. Hartley has announced that he will not stand for re-election to the Board of Enterra at the 2006 annual general meeting. Mr Hartley passed away on June 6, 2006.

•  Thomas J. Jacobsen is a director of JMG, and is Chief Executive Officer and a director of JED.

•  Reg J. Greenslade is Chairman of the JMG board, and is Chairman of the JED board     Proposed Merger with JED: JMG and JED announced in January, 2006 that they are pursuing a possible merger in which JMG would merge with a wholly-owned subsidiary of JED in the U.S., and JMG’s securities would be exchanged for securities of JED on the basis of two-thirds of a JED common share for each JMG common share.

     JED: JED was formed as an Alberta, Canada corporation in September 2003. JED is a publicly traded American Stock Exchange listed company that develops and operates oil and natural gas properties primarily in western Canada.

     Enterra: Enterra Energy Trust is an open-ended income trust formed under the laws of Alberta, Canada in October 2003. Trust units of Enterra publicly trade on the New York Stock Exchange and Toronto Stock Exchange. It is administered by Enterra Energy Corp. and “Enterra” as used herein may refer to Enterra Energy Trust or Enterra Energy Corp.

.

Conflicts of Interest Policies

All transactions between us and any of our officers, directors, or 5% stockholders must be on terms no less favorable than could be obtained from independent third parties.  Our bylaws require that a majority of disinterested directors is required to approve any proposal in which any of our officers or directors have a principal or other interest.

Other than as described in this section, there are no material relationships between us and any of our directors, executive officers or known holders of more than 5% of our common stock.

Description of Securities

The following is a description of our capital stock and certain provisions of our articles of incorporation, our bylaws as well as certain provisions of applicable law.  Other than the ability to issue preferred stock without stockholder authorization or approval as discussed below, we have no article or bylaw provisions that would prevent or delay a change in control, or discourage potential bidders.

General

We are authorized to issue 35,000,000 shares of capital stock, $0.001 par value per share, consisting of 25,000,000 shares of common stock and 10,000,000 shares of preferred stock.  In August 2004, we designated and issued 1,950,000 shares of preferred stock in a private placement.  As of December 31, 2005 there were 4,997,578 common shares issued and outstanding. Preferred shares were converted into common shares of the Company subsequent to Company’s initial public offering on August 3, 2005. No preferred shares are currently outstanding.

  The following is a summary of the rights associated with our common stock and preferred stock.

Common stock

As of June 29, 2006, we had 5,099,099 shares of common stock outstanding. In addition, we had:

•

508,683 shares of common stock reserved and subject to issuance upon exercise of outstanding stock options; and

•

3,919,668 common stock reserved and subject to issuance upon exercise of outstanding warrants.

Our articles do not provide for cumulative voting and the holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  The holders of our common stock are entitled to receive ratably such common stock dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of our common stock have no preemptive or conversion rights.

All outstanding shares of common stock and all shares of common stock when issued by us will be fully paid and nonassessable.  Our board is authorized to issue additional shares of common stock within the limits authorized by our articles of incorporation without stockholder approval.

Preferred stock

The board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock.

The preferred stock carries such relative rights, preferences and designations as may be determined by our board in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by our board in its sole discretion without further approval or authorization by our stockholders, in one or more series, each of which could have any particular distinctive designations, relative rights and preferences as determined by our board. The relative rights and preferences that may be determined by our board in its discretion from time to time include but are not limited to the following:

•

the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•

whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•

the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

•

the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. We may issue shares of preferred stock that have dividend, voting and other rights superior to those of our common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Common stock purchase warrants

$6.00 warrants.  As of June 29, 2006, there were 375,187 warrants outstanding to purchase an equal number of shares of common stock at $6.00 per share.  The warrants expire January 15, 2007.

$4.25 warrants.  As of June 29, 2006, there were 1,739,500 warrants outstanding to purchase common stock at $4.25 per share which had been issued upon the conversion of our preferred stock.  The warrants expire on January 15, 2007.

$5.00 warrants.  As of June 29, 2006, there were 1,804,981warrants outstanding to purchase an equal number of shares of common stock at $5.00 per share.  The warrants expire on January 15, 2007.

Underwriter’s warrants.  We have issued to our underwriter at the closing of this offering, for nominal consideration, warrants to purchase 190,000 shares of common stock.  These warrants will be exercisable for a four year period commencing on the first anniversary of the closing date of this offering at an exercise price of $7.00 per share. These warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the closing of this offering, except to officers of our underwriter and broker-dealers participating in this offering and their officers and partners, and except transfers by operation of law or by reason of our reorganization.

Nevada control share laws

We may become subject to Nevada’s laws that govern the “acquisition” of a “controlling interest” of “issuing corporations.”  These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our articles or bylaws in effect on the 10th day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

Indemnification of directors and officers

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. We have agreed to indemnify our executive officers and directors for all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer, if (a) they acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors, officers and controlling persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our articles of incorporation, bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

The transfer agent and registrar for our common stock and warrants is Corporate Stock Transfer, Inc., Denver, Colorado.

Shares eligible for future sale

We are registering 3,919,668 shares of common stock underlying warrants to purchase common stock.  9 June 29, 2006, 3,919,668 warrants remain outstanding unexercised. Accordingly, up to 3,919,668 shares of our common stock issuable upon exercise of warrants by the holders thereof will be free trading and may be sold at any time.

Sales of restricted shares

None

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1.0% of the number of shares of common stock then outstanding, which will equal approximately 41,000 shares immediately after this offering assuming no exercise of our underwriter’s overallotment option, warrants or stock options; or

•

the average weekly trading volume of our common stock during the four calendar weeks before a notice of the sale on Form 144 is filed.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Stock options

At March 31, 2006 there were 446,750 stock options outstanding under the plan to purchase an equal number of shares of common stock at $5.00 per share.  A total of 250,000 of these options are fully vested and the balance of 196,750 vest over a period of three years.

Lockup agreements

Our officers and directors who beneficially own 545,714 shares of common stock, including 160,000shares of common stock issuable pursuant to vested stock options, 37,500 shares issuable upon exercise of warrants at $4.25 per share, and 9,375 shares issuable upon exercise of warrants at $6.00 per share.  Such officers and directors agreed with our underwriter not to sell their shares of common stock for 13 months from the effective date of the registration statement filed July 26, 2005 without the written consent of our underwriter.

Plan of Distribution

 The common stock will be issued to the holders of warrants upon proper exercise of such warrants.

Legal Matters

The validity of the securities offered hereby will be passed on for us by the Law Office of Gary A. Agron, Englewood, Colorado.

Experts

Ernst & Young LLP, Independent Registered Public Accounting Firm have audited our financial statements for the period from inception on July 16, 2004 to December 31, 2005, as set forth in their report.  We have included our financial statements in the prospectus in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (File Number 333-120082) under the Securities Act of 1933 regarding the units offered hereby. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the Securities and Exchange Commission. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents.  The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement and other information that we file with the SEC is available at the SEC’s website.

We intend to furnish our stockholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

JMG Exploration, Inc.

 Suite 2600, 500 - 4th Avenue S.W.

Calgary, Alberta, Canada T2P 2V6

(403) 537-3250

(403) 294-1197 (fax)

JMG Exploration, Inc.

3,919,668 Shares of Common Stock

PROSPECTUS

June 29, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other expenses of issuance and distribution

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Miscellaneous	1,500
Total	$11,500

All of the above expenses are estimates. All of the above expenses will be borne by the registrant.

Indemnification of directors and officers

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.  These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification of the registrant’s Underwriter and its officers and directors for certain liabilities, including matters arising under the Securities Act.

Recent sales of unregistered securities

 none

Exhibits

(a)  Exhibits

 Number    Exhibit

3.1	Amended and Restated Articles of Incorporation of the registrant *
3.2	By-laws of the registrant *
3.3	Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock *
4.1	Specimen of Common stock Certificate *
4.1	Form of Lockup Agreement – Officers and Directors *
4.3	Form of $4.25 Warrant *
4.4	Form of $6.00 Warrant *
4.5	Form of $5.00 Warrant *
4.6	Form of Underwriter’s Warrant Agreement*
5.1	Opinion of the Law Office of Gary A. Agron *
10.1	Equity compensation plan *
10.2	Hooligan Draw Farm-in Agreement*
10.3	Cut Bank Farm-in Agreement*
10.4	Fiddler Creek Farm-in Agreement *
10.5	JED Oil Technical Services Agreement, as amended *
10.6	2nd Amended and Restated Agreement of Business Principles with Enterra Energy Trust, JED Oil Inc. and JMG Exploration, Inc. *
10.7	Fellows Energy Ltd. Exploration and Development and Conveyance Agreement *
10.8	Fellows Energy Ltd. Promissory Note *
10.9	Fellows Energy Ltd. General Security Agreement *
10.10	Candak Farm-in Agreement *
10.11	Myrtle Beach Farm-in Agreement *
10.12	Bluffton Farm-in Agreement *
10.13	Pinedale – Jonah Farm-in Agreement *
10.14	Pinedale – Desert Mining, Inc. Agreement *
10.15	Termination Agreement dated January 1, 2006 relating to JED Oil Technical Services Agreement, as amended**
10.16	Joint Services Agreement between JMG Exploration Inc. and JED Oil Inc. dated January 1, 2006**
23.1	Consent of the Law Office of Gary A. Agron – see exhibit 5.1 *
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of Brownstein Hyatt & Farber, P.C.*

* Previously filed.
** Incorporated by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2005.

(b)

Financial Statement Schedules - schedules have been omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

4.

 For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.

in any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.

any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.

any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Calgary, Alberta, Canada on this 29th day of June 2006.

JMG Exploration, Inc.
By:	/s/ Joanne R. Finnerty
Joanne R. Finnerty
Chief Financial Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant, in the capacities indicated on June 29, 2006.

Signature	Title
/s/ Joanne R Finnerty	Chief Financial Officer (principal financial and accounting officer)
Joanne R. Finnerty
/s/ Reginald Greenslade	Chairman, Director, CEO
Reginald Greenslade
/s/ Reuben Sandler, Ph.D.	Director
Reuben Sandler, Ph.D.
/s/ Thomas J. Jacobsen	Director
Thomas J. Jacobsen
/s/ Donald P. Wells	Director
Donald P. Wells
/s/ Joseph W. Skeehan	Director
Joseph W. Skeehan

EXHIBIT INDEX

 Number    Exhibit

3.1

Amended and Restated Articles of Incorporation of the registrant *

3.2

By-laws of the registrant *

3.3

Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock *

4.1

Specimen of Common stock Certificate *

4.1

Form of Lockup Agreement – Officers and Directors *

4.3

Form of $4.25 Warrant *

4.4

Form of $6.00 Warrant *

4.5

Form of $5.00 Warrant *

4.6

Form of Underwriter’s Warrant Agreement*

5.1

Opinion of the Law Office of Gary A. Agron*

10.1

Equity compensation plan *

10.2

Hooligan Draw Farm-in Agreement *

10.3

Cut Bank Farm-in Agreement *

10.4

Fiddler Creek Farm-in Agreement *

10.5

JED Oil Technical Services Agreement, as amended *

10.6

2nd Amended and Restated Agreement of Business Principles with Enterra Energy Trust, JED Oil Inc. and JMG Exploration, Inc. *

10.7

Fellows Energy Ltd. Exploration and Development and Conveyance Agreement *

10.8

Fellows Energy Ltd. Promissory Note *

10.9

Fellows Energy Ltd. General Security Agreement *

10.10

Candak Farm-in Agreement *

10.11

Myrtle Beach Farm-in Agreement *

10.12

Bluffton Farm-in Agreement *

10.13

Pinedale – Jonah Farm-in Agreement *

10.14

Pinedale – Desert Mining, Inc. Agreement *

10.15

Termination Agreement dated January 1, 2006 relating to JED Oil Technical Services Agreement, as amended **

10.16

Joint Services Agreement between JMG Exploration Inc. and JED Oil Inc. dated January 1, 2006 **

23.1

Consent of the Law Office of Gary A. Agron – see Exhibit 5.1*

23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3

Consent of Brownstein Hyatt & Farber, P.C. *

* Previously filed.
** Incorporated by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2005.